Exhibit 10.14
ASSET PURCHASE AGREEMENT
by and between
W LAB ACQUISITION CORP.
as “Buyer,”
NEXTERA ENTERPRISES, INC.
as “Parent,”
WOODRIDGE LABS, INC.
as “Seller,”
JOSEPH J. MILLIN AND VALERIE MILLIN,
TRUSTEES OF THE MILLIN FAMILY LIVING TRUST DATED NOVEMBER 18, 2002.
JOSEPH J. MILLIN,
SCOTT J. WEISS AND DEBRA WEISS,
AS TRUSTEES OF THE SCOTT AND DEBRA WEISS LIVING TRUST
and
SCOTT J. WEISS
Dated: March 9, 2006

ASSET PURCHASE AGREEMENT

i

iv

EXHIBITS

Exhibit
A	Allocation of Purchase Price	A-1

B	Bill of Sale	B-1

C	Assignment and Assumption of Leases	C-1

D	Assignment and Assumption of Contracts	D-1

E	Assignment of Patents and Trademarks	E-1

F	Escrow Agreement	F-1

G	Subject Matter of Legal Opinion of Maron & Sandler	G-1

G	Subject Matter of Legal Opinion of Latham & Watkins LLP	G-2

G	Subject Matter of Legal Opinion of Jones, Kaufman & Ackerman LLP	G-3

H	Form of Employment Agreement for Millin	H-1

H	Form of Employment Agreement for Weiss	H-2

I	Form of Stock Pledge and Security Agreement	I-1

J	Form of Weil & Company Consents	J-1

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement, dated as of March 9, 2006, is by and among W LAB ACQUISITION CORP., a Delaware corporation (“Buyer”), NEXTERA ENTERPRISES, INC., a Delaware corporation (“Parent”, and together with Buyer, the “Buyer Parties”), WOODRIDGE LABS, INC., a California corporation (“Seller”), JOSEPH J. MILLIN AND VALERIE MILLIN, TRUSTEES OF THE MILLIN FAMILY LIVING TRUST DATED NOVEMBER 18, 2002 (“Millin Trust”), SCOTT J. WEISS AND DEBRA WEISS, AS TRUSTEES OF THE SCOTT AND DEBRA WEISS LIVING TRUST (“Weiss Trust”), JOSEPH J. MILLIN, an individual (“Millin”) and SCOTT J. WEISS, an individual (“Weiss” and together with Seller, Millin Trust, Weiss Trust and Millin, the “Seller Parties”). The Buyer Parties and the Seller Parties are referred to herein as the “Parties.”
RECITALS
          A. Seller owns certain assets which it uses in the conduct of the Business (as defined below). Millin Trust and Weiss Trust are the sole shareholders of Seller.
          B. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, such assets upon the terms and subject to the conditions of this Agreement.
AGREEMENT
          NOW THEREFORE, in consideration of the respective covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.1 Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
          “Action” shall mean any action, claim, suit, litigation, proceeding (judicial or administrative), labor dispute, mediation, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice, charge or complaint.
          “Affiliate” shall have the meaning set forth in the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
          “Assets” shall mean all of the right, title and interest in and to the business, properties, assets and rights of every kind, nature and description, whether tangible or intangible, real, personal or mixed, known or unknown, and constituting, or used or useful in connection with, or related to, the Business owned by Seller or in which Seller has any interest, including without limitation all of Seller’s right, title and interest in and to the following, but excluding therefrom the Excluded Assets:
               (a) all accounts and notes receivable (whether current or noncurrent), refunds, deposits, prepayments or prepaid expenses (including without limitation any prepaid insurance premiums) of Seller;
               (b) all cash and cash equivalents held by Seller (either directly or in accounts with any banking or similar institution);
               (c) all Assumed Contracts;
               (d) all Leases;
               (e) all Leasehold Estates;
               (f) all Leasehold Improvements;
               (g) all Fixtures and Equipment;
               (h) all Inventory;
               (i) all Books and Records;
               (j) all Proprietary Rights relating to or used in the Business;
               (k) all Permits that under applicable Regulations may be assigned to Buyer;
               (l) all computer hardware, software and firmware;
               (m) all available supplies, sales literature, promotional literature, customer, supplier and distributor lists, art work, display units, telephone and fax numbers and purchasing records related to the Business;
               (n) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Assets or services furnished to Seller pertaining to the Business or affecting the Assets;
               (o) all deposits and prepaid expenses of Seller;
               (p) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date; and
               (q) all goodwill relating to the Business or the Assets.

          “Assumed Contracts” shall mean all of the Contracts, and Seller’s rights and obligations thereunder, that are either (a) listed on Schedule 4.7(a) or (b) constitute outstanding customer purchase orders for amounts less than $20,000.
          “Assumed Debt” shall mean that certain loan made to Seller by American Business Bank, in a principal amount at the Closing not to exceed One Million Dollars ($1,000,000), and the Promissory Note relating thereto.
          “Audited Financial Statements” shall mean the audited Balance Sheets dated December 31, 2003, December 31, 2004 and December 31, 2005, and the related audited statements of operations, changes in shareholders’ equity and cash flow for the years ended December 31, 2003, December 31, 2004 and December 31, 2005.
          “Balance Sheet” shall mean the balance sheet of Seller at the date indicated thereon, together with the notes thereon.
          “Balance Sheet Date” shall mean December 31, 2005.
          “Books and Records” shall mean all books and records of Seller relating to the Assets or the Business and all books and records of any Affiliate of Seller necessary to the operation of the Business, including, without limitation, (a) all records and lists of Seller pertaining to the Assets, (b) all records, lists and files pertaining to the Business, customers, suppliers or personnel of Seller, (c) all product, business and marketing plans of Seller and (d) all books, ledgers, files, reports, plans, data, manuals, drawings, and operating records of every kind maintained by Seller, including in each case all computer software and data in computer readable and/or human readable form used to maintain such Books and Records together with the media on which such software and data are stored and all documentation related thereto, but excluding all of the Excluded Records.
          “Business” shall mean the Seller’s business of researching, developing, designing, manufacturing, distributing, marketing and selling personal care, healthcare or beauty products to food, drug and discount stores, merchandisers and other retail channels (including, without limitation, direct sales and web channels).
          “Business Day” shall mean a day other than Saturday, Sunday or any other day on which commercial banks are authorized or required to close in New York, New York.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.
          “Consents” shall mean any and all consents, approvals, authorizations or waivers of, declarations or notices to, and filings and registrations with, any domestic or foreign public, governmental or regulatory body or authority or any other Person that are (a) required in connection with the execution, delivery and performance by any Seller Party of this Agreement and the consummation of the transactions contemplated hereby or (b) necessary in order that the Buyer Parties can conduct the Business after the Closing Date substantially in the same manner as the Business was conducted by Seller before the Closing Date.

          “Contract” shall mean any agreement, contract, note, bond, loan, evidence of indebtedness, purchase, order, letter of credit, mortgage, indenture, security or pledge agreement, franchise agreement, undertaking, practice, covenant not to compete, employment agreement, license, instrument, deed of trust, obligation or commitment to which Seller is a party or by which Seller or any of the Assets is bound and which relates to the Business or the Assets, whether oral, written or implied, but excluding all Leases.
          “Copyrights” shall mean registered copyrights, copyright applications, unregistered copyrights, copyrightable works, mask works and mask work rights, including without limitation all rights of authorship, use, publication, reproduction, distribution, performance, transformation, moral rights and rights of ownership of copyrightable and mask works, all copyrights in website content and in packaging and advertising materials used in the Business, and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright treaties.
          “Court Order” shall mean any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.
          “Credit Agreement” shall mean the credit agreement dated as of March 9, 2006 by and among the Buyer Parties, NewStar Financial, Inc. (as administrative agent) and the lenders party thereto from time to time.
          “Current Assets” shall mean, without duplication, the sum of all of the line items set forth on the applicable Balance Sheet to the extent that such items would be classified under GAAP as current assets on the balance sheet of a company conducting a business the same or similar to the Business, after deducting appropriate and adequate reserves therefrom (which reserves are proper in accordance with GAAP), but excluding all Excluded Assets.
          “Current Liabilities” shall mean, without duplication, the sum of all of the line items set forth on the applicable Balance Sheet to the extent that such items would be classified under GAAP as current liabilities on the balance sheet of a company conducting a business the same or similar to the Business, but excluding all Excluded Liabilities.
          “Customer Deductions” shall mean charges against sales customarily taken by Seller in the ordinary course of business, such as customer returns, discounts, mark downs, promotional allowances and other chargebacks.
          “Default” shall mean (a) a breach of or default under any Contract or Lease, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or Lease, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of, or result in, termination, suspension or acceleration under or of any Contract or Lease.
          “Dermafreeze Lawsuit” shall mean Freeze 24/7 International LLC v. Woodridge Labs, Inc. (Court Case No. 1:05-CV-03429 (JGK)).

          “Dermafreeze Liability” shall mean any and all Liabilities relating to the Dermafreeze Lawsuit or any related Action brought by or against any Seller Party or against any Buyer Party.
          “Disclosure Schedule” shall mean a schedule executed and delivered by the Seller Parties to the Buyer Parties as of the date hereof which sets forth the exceptions to and the disclosures required by the representations and warranties contained in Article IV hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.
          “Domain Names” shall mean all URL registrations for Internet websites.
          “Employment Agreement” shall mean each Employment Agreement to be entered into by and between the Buyer Parties and each of Millin and Weiss and delivered at the Closing, substantially in the forms attached as Exhibits H-1 and H-2 hereto, respectively.
          “Encumbrance” shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
          “Excluded Assets” shall mean any and all:
               (a) claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any Person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment, in each case to the extent related to or arising from the Excluded Liabilities or any other Excluded Asset;
               (b) insurance, warranty and condemnation proceeds with respect to damage, non-conformance of or loss insofar as they relate to any Excluded Liability or any other Excluded Asset (but, with respect to the Dermafreeze Lawsuit, only to the extent those proceeds relate to the reimbursement of legal expenses incurred by Seller prior to the Closing);
               (c) Excluded Contracts;
               (d) Permits that under applicable Regulations may not be assigned to Buyer;
               (e) Excluded Records;

               (f) assets of the Employee Plans;
               (g) all refunds or credits of Taxes due Seller by reason of its ownership of the Assets or the operation of the Business to the extent attributable to any taxable period ending on or prior to the Closing Date and not included as part of the Current Assets on the Closing Balance Sheet; and
               (h) those items listed on Schedule 1.1(h).
          “Excluded Contracts” shall mean any and all:
               (a) employment contracts and severance agreements, including without limitation Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers, directors or shareholders of Seller or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of Buyer or Seller any severance, termination, “golden parachute” or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;
               (b) labor or union contracts;
               (c) Contracts solely between shareholders of Seller and Seller (including any buy-sell and cross-indemnity agreements);
               (d) this Agreement and the rights of Seller under this Agreement, as well as Seller’s rights and interests in and to all correspondence and documents, including confidentiality agreements, entered into by the Buyer or any of its Affiliates for the benefit of Seller in connection with the sale of the Business;
               (e) Employee Plans;
               (f) any Contracts between any of the Seller Parties and the Sage Group, LLC;
               (g) all Insurance Policies; and
               (h) promissory notes, loans, indentures, letters of credit, guarantees, or other similar instruments relating to an obligation to pay money, between Seller and any of its Representatives, other than the Promissory Note.
          “Excluded Records” shall mean any and all of Seller’s minute books, stock books, personnel records (other than personnel records relating to the Rehired Employees), Tax returns and related Tax records and files, other documents relating to the organization, maintenance and existence of Seller as a corporate entity and Seller’s rights and interests in all information, files, records, data, plans, contracts and recorded knowledge related to or used in connection with the Business, in each case only to the extent that any of the foregoing (a) relate solely to the Excluded Assets; or (b) relate to the Excluded Assets and can be easily separated from the Assets and are privileged or are otherwise subject to third party privacy rights, including materials that are protected by the attorney-client privilege or attorney work product doctrine, to the extent such do not relate to the Assets, the Business or the Assumed Liabilities; or (c) are solely written materials that Seller is required by law to retain and of which Seller shall have provided a copy to Buyer.
          “Fixtures and Equipment” shall mean all of the furniture, fixtures, furnishings, machinery, automobiles, trucks, spare parts, supplies, equipment, tooling, molds, patterns, dies, computer hardware, spare parts and other tangible personal property owned by Seller and used in connection with the Business, wherever located and including any such Fixtures and Equipment in the possession of any of Seller’s suppliers, including all warranty rights with respect thereto.
          “Insurance Policies” shall mean the insurance policies related to the Assets, the Business or its employees listed on Schedule 4.21.
          “Inventory” shall mean all of Seller’s inventory held for resale and all of Seller’s raw materials, work in process, finished products, wrapping, supply and packaging items and similar items with respect to the Business, in each case wherever the same may be located.
          “Leased Real Property” shall mean all real property leased or licensed to Seller, or to which Seller has any other rights, under the Leases.
          “Leasehold Estates” shall mean all of Seller’s rights and obligations as lessee under the Leases.
          “Leasehold Improvements” shall mean all leasehold improvements situated in or on the Leased Real Property and owned by Seller.
          “Leases” shall mean all of the existing leases, subleases, licenses, occupancy agreements, options, rights, concessions or other agreements or arrangements, written or oral, with respect to real property to which Seller is a party or by which Seller or any of the Assets is bound.
          “Liabilities” shall mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured or other.
          “Material Adverse Effect” shall mean with respect to the Business, the Assets or the Assumed Liabilities, any material adverse effect or change in the financial condition, business, properties, results of operations, assets, Liabilities or operations of the Business and/or the Assets or on the ability of any of the Seller Parties to consummate the transactions contemplated hereby, or any event or condition that could, with the passage of time, constitute any of the foregoing, excluding, in each case, any change, effect or circumstance that directly results from changes in (a) United States or global economic conditions that do not disproportionately impact the Assets or the Business, (b) the industry in which the Business is operated which do not disproportionately impact the Assets or the Business or (c) laws or accounting standards, principles or interpretations of general application that do not disproportionately impact the Assets or the Business.

          “Most Recent Balance Sheet” shall mean the Balance Sheet as of the Balance Sheet Date.
          “ordinary course of business” or “ordinary course” or any similar phrase shall mean the usual and ordinary course of the Business and consistent with Seller’s past custom and practice.
          “Parent Common Stock” shall mean the Class A Common Stock, par value $0.001 per share, and Class B Common Stock, par value $0.001 per share, of Parent.
          “Patents” shall mean all patents and patent applications (including, without limitation, utility patents, utility models, design patents, certificates of invention and applications for certificates of invention and related priority rights) and registered design and registered design applications and all rights in connection therewith in any country, and including, without limitation, all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, reissues, re-examinations and extensions thereof.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation.
          “Permits” shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, or any other Person, necessary or desirable for the past or present conduct of, or relating to the operation of the Business.
          “Permitted Encumbrances” shall mean (a) Encumbrances which in the aggregate are not substantial in amount and do not materially detract from the value or transferability of the property or assets subject thereto or interfere with the present use thereof, (b) Encumbrances provided for in, or arising out of, any Assumed Contract and not related to any indebtedness for borrowed money, (c) the Leasehold Estates, (d) Encumbrances arising under the Promissory Note with respect to the Assumed Debt, (e) as to any Leased Real Property, any Encumbrances which arise out of or are described in the related Leases, and (f) such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced, and for which assessments or other charges are not yet due and payable or are due but not delinquent or due but being contested in good faith by appropriate proceedings: (i) statutory liens for Taxes, assessments or other governmental charges not yet due and payable; (ii) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens imposed by Regulations arising in the ordinary course of business securing obligations that are not overdue for a period of more than thirty (30) calendar days; and (iii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations.
          “Person” shall mean any person or entity, whether an individual, trustee, corporation, partnership, limited partnership, limited liability company, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.
          “Promissory Note” shall mean that certain Promissory Note and Security Agreement by and between American Business Bank and Seller dated as of December 15, 2005.

          “Pledge Agreement” shall mean the Stock Pledge and Security Agreement to be entered into by and between Parent, Buyer and Seller and delivered at the Closing, substantially in the form attached as Exhibit I hereto.
          “Proprietary Rights” shall mean all Copyrights, Domain Names, Patents, Trademarks, technology rights and licenses, computer software (including without limitation any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions reduced to practice, technology, designs, proprietary information, specifications (including without limitation manufacturing and operating specifications), formulae, technical data, plans, drawings and other intellectual property rights and intangible assets owned by Seller or used by Seller in the Business, and including all rights (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.
          “Regulations” shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.
          “Representative” shall mean any officer, director, principal, agent, employee or other representative.
          “SEC” shall mean the Securities and Exchange Commission.
          “Securities Act” shall mean the Securities Act of 1933, as amended.
          “Seller’s Knowledge” or “To the Knowledge of Seller” or other terms of similar import means the actual knowledge of Millin, Weiss and Lori Pesa, after reasonable inquiry by them of all employees of Seller who could reasonably be expected to have knowledge or information with respect to the matter in question.
          “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity (a) of which shares of securities or other ownership interests having ordinary voting power for the election of a majority of the directors, managers or other members of its governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person or (b) the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.
          “Tax” shall mean any federal, state, local, foreign or other tax, levy, impost, fee, assessment or other government charge, including without limitation income, estimated income, business, occupation, franchise, property, payroll, personal property, sales, transfer, use, employment, commercial rent, occupancy, franchise or withholding taxes, and any premium, including without limitation interest, penalties and additions in connection therewith.

          “Trademarks” shall mean registered trademarks, registered service marks, trademark and service mark applications, trade names and applications for trade names, unregistered trademarks and service marks, slogans and trade dress.
          “Working Capital” shall mean Current Assets minus Current Liabilities.
          “Working Capital Ceiling” shall mean $2,850,000 (Two Million Eight Hundred Fifty Thousand Dollars).
          “Working Capital Threshold” shall mean $2,450,000 (Two Million Four Hundred Fifty Thousand Dollars).
     1.2 Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
401(k) Plan	6.8(a)
401(k) Plan Trust	6.8(a)
401(k) Plan Trustees	6.8(a)
Accounting Firm	2.5(e)
Adjustment Amount	2.5(f)
Adjustment Escrow Account	2.4(d)
Adjustment Holdback Amount	2.4(c)
Arbiter	10.13(c)
Assumed Liabilities	2.2
Buyer Indemnified Party	9.4(a)
Buyer Indemnity Cap	9.4(f)(ii)
Cash Payment	2.4(a)
CBS Standards	2.5(a)
Claim	9.4(d)
Claim Notice	9.4(d)
Closing	3.1
Closing Balance Sheet	2.5(d)
Closing Date	3.1
Closing Payment	2.4(d)
Closing Working Capital	2.5(d)
Confidential Information	10.10(b)
Damages	9.4(a)
Disputing Parties	10.13(b)
DOL	6.7(c)
Earn-Out Amount	2.6
Earn-Out Threshold	2.6
Employee Plans	4.18(a)(ii)
Environmental Conditions	4.27(a)
Environmental Laws	4.27(a)
Escrow Agent	2.4(d)

Term	Section
Escrow Agreement	2.4(d)
Estimated Closing Balance Sheet	2.5(b)
Estimated Closing Working Capital	2.5(b)
Estimated WC Shortfall	2.5(c)
Excluded Liabilities	2.3(a)
Expiration Date	9.3
GAAP	2.5(b)
Hazardous Substance	4.27(a)
Indemnification Holdback Amount	2.4(c)
Indemnification Escrow Release Date	9.6(e)
Indemnity Escrow Account	2.4(d)
Indemnity Shortfall	9.6(c)
Insurance Benefits	9.4(h)
IRS	6.7(c)
JAMS	10.13(b)
Parent SEC Reports	5.14
Parent Tax Returns	5.19
Pension Plan	6.7(a)
Pension Plan Trust	6.7(a)
Pension Plan Trustees	6.7(a)
Purchase Price	2.4(a)
Purchase Price Objection Notice	2.5(e)
Purchase Price Resolution Period	2.5(e)
Rehired Employees	6.2(a)
Release	4.27(a)
Released Shares	9.6(c)
SEC	10.9
Seller Indemnified Party	9.4(b)
Seller Indemnity Cap	9.4(f)(ii)
Shares	2.4(a)
Working Capital Schedule	4.11
ARTICLE II.
PURCHASE AND SALE OF ASSETS
     2.1 Transfer of Assets. Upon the terms and subject to the conditions contained herein, at the Closing, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will acquire from Seller, the Assets, free and clear of all Encumbrances other than Permitted Encumbrances.
     2.2 Assumption of Liabilities. Upon the terms and subject to the conditions contained herein, at the Closing Buyer shall assume the following, and only the following, Liabilities of Seller (the “Assumed Liabilities”):
               (a) all Liabilities accruing, arising out of, or relating to events or occurrences happening from and after the Closing under the Assumed Contracts and the Leases set forth on Schedule 4.6, but not including any Liability for any Default under any such Contract occurring on or prior to the Closing;
               (b) all Current Liabilities set forth in the Closing Balance Sheet;
               (c) all Liabilities to the extent accruing, arising out of, or relating to events or occurrences happening from and after the Closing insofar as they relate to the operation or ownership of the Business or the Assets from and after the Closing;
               (d) all Liabilities for Customer Deductions to the extent (A) occurring within 120 days after the Closing Date and for which adequate reserves have been provided for on the Closing Balance Sheet in accordance with GAAP, (B) occurring at any time after the date which is 120 days after the Closing Date or (C) relating solely to post-Closing activities, including promotional and marketing activities (whether or not within said 120-day period); and
               (e) all Liabilities arising under the Promissory Note with respect to the Assumed Debt.
     2.3 Excluded Liabilities.
               (a) Notwithstanding any other provision of this Agreement, the Buyer Parties shall not assume, or otherwise be responsible for, any Liabilities of the Seller Parties other than the Assumed Liabilities, whether liquidated or unliquidated, or known or unknown, whether arising out of occurrences prior to, at or after the date hereof (“Excluded Liabilities”), which Excluded Liabilities include, without limitation, the following:
                  (i) any Liability whatsoever to or in respect of any employees or former employees of Seller including without limitation (A) any employment agreement, whether or not written, between Seller and any Person or the termination by Seller of the employment of any Person, (B) any claim of an unfair labor practice, or any claim under any state unemployment compensation or worker’s compensation law or regulation or under any federal or state employment discrimination law or regulation, which shall have been asserted prior to the Closing or is based on acts or omissions which occurred prior to the Closing and (C) any wages, vacation pay, other paid time off, severance pay, overtime, bonuses, other incentive compensation, commissions, expense reimbursement, or any compensation that was earned, accrued, or relates to any period prior to the Closing, or that becomes payable as a result of the Closing;
                  (ii) any Liability under or relating to any Employee Plan at any time maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate, or under which Seller or any ERISA Affiliate has or may incur Liability, or any contributions, benefits or Liabilities therefor, or any Liability with respect to Seller’s or any ERISA Affiliate’s withdrawal or partial withdrawal from or termination of any Employee Plan;
                  (iii) any Liability of any Seller Party in respect of any Tax (other than as provided in Section 2.7 below);

                  (iv) any Liability arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products designed, manufactured, assembled, sold, distributed, delivered, installed or repaired, or from services performed, by or on behalf of Seller or any other Person prior to the Closing;
                  (v) any Liability of any Seller Party arising out of or related to any Action against any Seller Party (including, without limitation, the Dermafreeze Lawsuit) or any Action which adversely affects the Assets and which shall have been asserted prior to the Closing or to the extent the basis of which shall have arisen prior to the Closing;
                  (vi) any Liability of any Seller Party resulting from entering into, performing its or his obligations pursuant to or consummating the transactions contemplated by, this Agreement (including without limitation any Liability of any Seller Party pursuant to Article X hereof);
                  (vii) any Liability related to or arising from the Business and its operation prior to the Closing;
                  (viii) any Liability for any occurrence or circumstance (whether known or unknown) which occurs or exists prior to the Closing and which constitutes, or which by the lapse of time or delivery of notice (or both) would constitute, a breach or default under any Contract, Lease or Permit or a violation of the requirements of any governmental authority or agency or of the rights of any Person;
                  (ix) any environmental Liabilities arising from events or occurrences which occurred prior to the Closing;
                  (x) all Liabilities for Customer Deductions except to the extent described in Section 2.2(d); and
                  (xi) any Liability of any Seller Party to another Seller Party or any of their respective Affiliates.
               (b) Except as expressly set forth in Section 2.2 above, the Parties agree that Buyer shall not be the successor to Seller. The Seller Parties shall retain, pay, perform and discharge the Excluded Liabilities.
     2.4 Consideration
               (a) Purchase Price. Upon the terms and subject to the conditions contained herein, as consideration for the sale, transfer, assignment, conveyance and delivery of the Assets and in full payment therefor, Buyer shall pay or cause to be paid to Seller (the “Purchase Price”): (i) $22,500,000 (Twenty-Two Million Five Hundred Thousand Dollars) (the “Cash Payment”), subject to adjustments as set forth in Section 2.5, (ii) 8,467,410 shares of Class A Parent Common Stock (the “Shares”), which represent twenty percent (20%) of the total Parent Common Stock issued and outstanding immediately following the Closing Date and (iii)

the Earn-Out Amount, if any, and Buyer shall assume the Assumed Liabilities as provided in Section 2.2. The Purchase Price shall be allocated among the Assets in the manner required by Section 1060 of the Code. Exhibit A attached hereto sets forth the amount of the Purchase Price allocable to the various Assets. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service substantially identical initial and supplemental Internal Revenue Service Forms 8594 “Asset Acquisition Statements Under Section 1060” consistent with Exhibit A and which gives effect to any Adjustment Amount determined in accordance with Section 2.5 hereof.
               (b) Closing Payment. At the Closing, upon the terms and subject to the conditions set forth herein, (i) Buyer shall deliver or cause to be delivered to Seller an amount (such amount, the “Closing Payment”) equal to the Cash Payment less the Estimated WC Shortfall, if any, less the Adjustment Holdback Amount less the Indemnification Holdback Amount, by wire transfer of immediately available funds to an account designated by Seller and (ii) Parent shall issue to Seller the Shares.
               (c) The “Adjustment Holdback Amount” shall be an amount equal to $250,000 (Two Hundred Fifty Thousand Dollars) and the “Indemnification Holdback Amount” shall be an amount equal to $2,000,000 (Two Million Dollars).
               (d) On the Closing Date, Buyer and Seller shall enter into the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit F hereto, with City National Bank, as escrow agent (the “Escrow Agent”). In accordance with the terms of the Escrow Agreement, at the Closing, Buyer shall deposit by wire transfer the Adjustment Holdback Amount and the Indemnity Holdback Amount into two separate accounts (the “Adjustment Escrow Account” and the “Indemnity Escrow Account,” respectively) to be managed and paid out by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. Buyer, on the one hand, and Seller, on the other hand, shall each bear fifty percent (50%) of the fees and cost reimbursements payable to the Escrow Agent under the Escrow Agreement.
2.5 Purchase Price Adjustments
               (a) Estimated Closing Balance Sheet. On the date of this Agreement, Seller shall deliver to the Buyer Parties an estimated Balance Sheet of Seller dated as of the Closing Date (the “Estimated Closing Balance Sheet”) and a calculation of Seller’s estimated Working Capital as of the Closing Date (the “Estimated Closing Working Capital”). Seller represents and warrants that it prepared the Estimated Closing Balance Sheet in good faith in accordance with generally accepted accounting principles in the United States (“GAAP”) on a pro forma basis consistent with the Audited Financial Statements and calculated the Estimated Closing Working Capital in good faith based on the Estimated Closing Balance Sheet in a manner consistent with the Working Capital Schedule, subject, however, to the adjustments, policies and procedures set forth on Schedule 2.5(a) (collectively, the “CBS Standards”). Following delivery of the Estimated Closing Balance Sheet and Estimated Closing Working Capital, the Buyer Parties shall have the right to make reasonable inquiries with respect thereto and Seller shall provide the Buyer Parties with answers to such queries and such additional information as the Buyer Parties may reasonably request.

               (b) Closing Adjustment. The “Estimated WC Shortfall” is the amount, if any, by which the Working Capital Threshold exceeds the Estimated Closing Working Capital.
               (c) Closing Balance Sheet. As soon as practicable following the Closing Date, but in any event within sixty (60) days thereafter, the Buyer Parties shall prepare and deliver to Seller (i) the actual Balance Sheet of Seller as of the Closing Date (the “Closing Balance Sheet”), which shall be prepared in accordance with the CBS Standards and (ii) a calculation of Seller’s Working Capital as of the Closing Date based on the Closing Balance Sheet which shall also be prepared in accordance with the CBS Standards (the “Closing Working Capital”).
               (d) Disputed Adjustment Amount. The Closing Balance Sheet and Closing Working Capital shall be final, binding and conclusive unless Seller notifies the Buyer Parties in writing of any disagreement therewith (a “Purchase Price Objection Notice”) within thirty (30) days after its receipt thereof. If Seller does not deliver a Purchase Price Objection Notice within such period, then within five (5) Business Days after the expiry of such period the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(f). If Seller does deliver a Purchase Price Objection Notice within such period, then for so long as any dispute set forth in a Purchase Price Objection Notice is outstanding and unresolved, the Buyer Parties shall afford Seller and its Representatives with reasonable access during normal business hours to the financial records of Buyer so as to enable their review of the Closing Balance Sheet and Closing Working Capital. Seller and the Buyer Parties shall attempt in good faith to resolve such dispute, and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If Seller and the Buyer Parties are unable to resolve all disputes reflected in the Purchase Price Objection Notice within thirty (30) days thereafter (or such longer period as the Buyer Parties and Seller may mutually agree upon) (the “Purchase Price Resolution Period”), then Seller and the Buyer Parties shall jointly select an independent auditor of recognized national standing (the “Accounting Firm”) to resolve any remaining disagreements. The Buyer Parties and Seller shall use their best efforts to cause the Accounting Firm to make its determination within thirty (30) calendar days of accepting its selection. The determination by the Accounting Firm shall be final, binding and conclusive on the Parties absent fraud. Seller and the Buyer Parties shall deliver to the Accounting Firm all work papers and back-up materials relating to the unresolved disputes requested by the Accounting Firm to the extent available to Seller, the Buyer Parties and their Representatives. Seller and the Buyer Parties shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a representative of both Seller and the Buyer Parties. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm and shall be limited in scope as to whether: (i) the Closing Balance Sheet and Closing Working Capital were prepared in accordance with the CBS Standards and (ii) there were any mathematical errors in the calculation of the Closing Balance Sheet and Closing Working Capital. Within five (5) Business Days after the date of determination of the Accounting Firm (or of any earlier resolution by the Parties of all disputed issues), the Adjustment Holdback Amount shall be released by the Escrow Agent and any additional amounts paid in the manner set forth in Section 2.5(f). The fees and expenses of the Accounting Firm shall be borne by the

Buyer Parties and Seller in proportion to the amount of the disputed item with respect to which such Party’s claim was unsuccessful.
               (e) Final Adjustment Amount. The “Adjustment Amount” shall be an amount equal to the Working Capital Threshold minus the Closing Working Capital minus the absolute value of the Estimated WC Shortfall (if any). A sample calculation of the calculation of the Adjustment Amount, and the release of the Adjustment Holdback Amount pursuant to Section 2.5(f), is set forth on Schedule 2.5(e).
               (f) Release of Adjustment Holdback Amount.
                  (i) If the Adjustment Amount is equal to or greater than zero, but less than the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer from the Adjustment Escrow Account the Adjustment Amount and shall pay to Seller the balance of the Adjustment Holdback Amount. If the Adjustment Amount is equal to or greater than zero and equals or exceeds the Adjustment Holdback Amount, the Escrow Agent shall pay to Buyer the entire Adjustment Holdback Amount and Seller shall pay to Buyer an amount equal to the Adjustment Amount less the Adjustment Holdback Amount.
                  (ii) If the Adjustment Amount is a negative number and the Closing Working Capital is less than or equal to the Working Capital Ceiling, the Escrow Agent shall pay to Seller the entire Adjustment Holdback Amount and Buyer shall pay to Seller an amount equal to the lesser of the absolute value of the Estimated WC Shortfall and the absolute value of the Adjustment Amount.
                  (iii) If the Adjustment Amount is a negative number and the Closing Working Capital is greater than the Working Capital Ceiling, the Escrow Agent shall pay to Seller the entire Adjustment Holdback Amount and Buyer shall pay to Seller an amount equal to the sum of (a) the Estimated WC Shortfall, if any, and (b) the amount by which the Closing Working Capital exceeds the Working Capital Ceiling.
                  (iv) Interest earned under the Escrow Agreement on the Adjustment Escrow Account shall be paid to Seller and/or to Buyer in proportion to the total amount of the Adjustment Holdback Amount paid to such party as above provided.
     2.6 Earn-Out. In the event that Buyer EBITDA for the Measurement Period, calculated in accordance with GAAP consistently applied, exceeds the Earn-Out Threshold, Buyer shall pay to the Escrow Agent on or prior to the Earn-Out Payment Date, for deposit into the Indemnity Escrow Account, an amount in immediately available funds (such amount, the “Earn-Out Amount”) equal to $1.087 multiplied by the amount by which Buyer EBITDA exceeds the Earn-Out Threshold, which Earn-Out Amount shall not exceed $2,500,000 (Two Million Five Hundred Thousand Dollars). For the purposes of this Section 2.6 only, the following terms shall have the following meanings:
               (a) “Buyer EBITDA” shall mean an amount equal to Net Income plus (i) the following, to the extent deducted in calculating Net Income (without duplication): (A) Interest Charges, (B) all federal, state, local and foreign income tax expense, (C) depreciation and amortization expense, (D) non-cash impairment of assets (tangible and intangible) and related non-cash charges, (E) non-cash charges and expenses related to stock-based compensation awards and (F) all inventory step-up expense recognized in conjunction with Purchase Price accounting adjustments and minus (ii) the following to the extent included in calculating Net Income (without duplication): (A) federal, state, local and foreign income tax credits and (B) all non-cash items increasing Net Income, in each case with respect to the Measurement Period and calculated on the basis of the audited balance sheet and statement of operations and cash flow of Buyer (but excluding any Subsidiaries thereof).
               (b) “Earn-Out Payment Date” shall mean the earlier of (i) the date occurring fifteen (15) days after the filing by Parent of its Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”) and (ii) April 30, 2007, unless Parent has not filed its 2006 10-K due to the failure of the independent registered public accounting firm to furnish its consent to the filing of such 2006 10-K by such date or to any other circumstances beyond the reasonable control of Parent and Buyer.
               (c) “Earn-Out Threshold” shall mean the product of (i) $5,200,000 (Five Million Two Hundred Thousand Dollars) multiplied by (ii) the quotient obtained by dividing the total number of days in the Measurement Period by 365.
               (d) “Interest Charges” shall mean, for the Measurement Period, the sum (without duplication) of (i) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP and (ii) the portion of rent expense with respect to such period under capitalized leases that is treated as interest in accordance with GAAP, in each case, of Buyer (but excluding any Subsidiaries thereof).
               (e) “Measurement Period” shall mean the period from the Closing Date through December 31, 2006 (inclusive).
               (f) “Net Income” shall mean, for the Measurement Period, the net income of Buyer (but excluding any Subsidiaries thereof), without giving effect to (i) extraordinary gains or extraordinary losses, (ii) any discretionary bonuses paid to Millin or Weiss pursuant to their respective Employment Agreement or (iii) any material expenses incurred by Buyer that were not of a type historically incurred by the Business prior to the Closing and are inconsistent with the projected budget and business plan of the Business (entitled “Projection 2006 ver 6”) provided by Seller to the Buyer Parties on March 1, 2006. For the avoidance of doubt, in determining the net income of Buyer, costs and expenses of Buyer shall include allocations from Parent to the extent such allocations relate to costs and expenses either of a type that were incurred by the Business prior to the Closing or that are consistent with the projected budget and business plan of the Business provided by Seller to the Buyer Parties (including, without limitation, expenses incurred pursuant to the Employment Agreements, costs and expenses of administering Employee Plans with respect to employees of the Business, accounting and legal fees, Taxes and insurance).
     2.7 Closing Costs; Transfer Taxes and Fees. Seller and Buyer shall be responsible, as applicable, for any documentary and transfer taxes and any sales, use or other taxes imposed by reason of the transfers of Assets provided hereunder and any deficiency, interest or penalty asserted with respect thereto, in accordance with applicable law. Buyer shall pay the fees and costs of recording or filing all applicable conveyancing instruments described in Section 3.2(a). Seller shall pay all costs of applying for new Permits and obtaining the transfer of existing Permits which may be lawfully transferred.
ARTICLE III.
CLOSING
     3.1 Closing. The Closing of the transactions contemplated herein (the “Closing”) shall be held at 10:00 a.m. local time at the offices of Latham & Watkins LLP, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071 immediately following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby or such other date and time as Buyer and Seller may mutually determine (the “Closing Date”). Notwithstanding any later time of the Closing, the Closing shall be deemed completed at 12:01 a.m. Pacific Standard Time on the Closing Date.
3.2 Conveyances at Closing
               (a) Deliveries by Seller to Buyer. To effect the sale and transfer referred to in Section 2.1 hereof, Seller will, at the Closing, deliver to Buyer:
                  (i) one or more bills of sale executed by Seller in substantially the form attached hereto as Exhibit B, conveying in the aggregate all of Seller’s owned personal property included in the Assets;
                  (ii) Assignments and Assumptions of Contracts and Leases executed by Seller with respect to each Contract and Lease, each in substantially the forms attached hereto as Exhibits C and D;
                  (iii) the Assignments of Patents and Trademarks and other Proprietary Rights executed by Seller, each in substantially the form attached hereto as Exhibit E, in recordable form to the extent necessary to assign such rights;
                  (iv) the Escrow Agreement executed by Seller in substantially the form attached hereto as Exhibit F;
                  (v) an Employment Agreement executed by Millin in substantially the form attached hereto as Exhibit H-1;
                  (vi) an Employment Agreement executed by Weiss in substantially the form attached hereto as Exhibit H-2;
                  (vii) the Pledge Agreement executed by Seller in substantially the form attached hereto as Exhibit I;
                  (viii) the consents signed by Weil & Company in substantially the forms attached hereto as Exhibit J;

                  (ix) a receipt with respect to the Closing Payment executed by Seller;
                  (x) all cash and cash equivalents of the Business, which cash and cash equivalents shall be not less than $250,000 (Two Hundred Fifty Thousand Dollars) in amount;
                  (xi) the Books and Records;
                  (xii) all Permits and any other Consents required for the valid transfer of the Assets as contemplated by this Agreement;
                  (xiii) the opinion and certificates required under Section 8; and
                  (xiv) such other instruments as shall be reasonably requested by Buyer to vest in Buyer title in and to the Assets in accordance with the provisions hereof.
               (b) Deliveries by Buyer to Seller. Buyer will, at the Closing:
                  (i) execute and deliver to Seller the Assignments and Assumptions of Contracts and Leases in substantially the forms attached hereto as Exhibits C and D, evidencing Buyer’s assumption, pursuant to Section 2.2, of the Assumed Liabilities therein;
                  (ii) execute and deliver to Seller and to the Escrow Agent the Escrow Agreement in substantially the form attached hereto as Exhibit F;
                  (iii) deliver to Seller the Closing Payment;
                  (iv) deliver to the Escrow Agent the Adjustment Holdback Amount and the Indemnity Holdback Amount;
                  (v) deliver to Seller the Pledge Agreement executed by Parent and Buyer in substantially the form attached hereto as Exhibit I;
                  (vi) deliver to Seller the opinions and certificates required under Section 7; and
                  (vii) cause Parent to issue to Seller one or more stock certificates representing the Shares, which Shares shall be held by Parent pursuant to the Pledge Agreement.
               (c) Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER
          The Seller Parties, jointly and severally, hereby represent and warrant to the Buyer Parties as follows, except as otherwise set forth on the Disclosure Schedule, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:
     4.1 Organization of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California with full corporate power and authority to conduct the Business as it is presently being conducted and to own and lease its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Copies of the Articles of Incorporation and Bylaws of Seller, and all amendments thereto, heretofore delivered to Buyer are accurate and complete as of the date hereof. Seller is not qualified to do business as a foreign corporation in any jurisdiction other than the State of California. Millin Trust and Weiss Trust are the are the sole record and beneficial owners of all of the shares of Seller, and own shares of Seller in the amounts set forth on Schedule 4.1. Other than the shares held by Millin Trust and Weiss Trust, there are no shares of capital stock or other equity securities of Seller outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Seller is a party or is bound, requiring or which could require the issuance, sale or transfer by Seller of any shares of capital stock of Seller, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Seller.
     4.2 Subsidiaries. Seller does not have any Subsidiaries. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity.
     4.3 Authorization. Seller has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Escrow Agreement and the Pledge Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby have been duly approved by the board of directors and shareholders of Seller. No other corporate proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has, and the Escrow Agreement, the Pledge Agreement and the Employment Agreements at the Closing will have, been duly executed and delivered by each of the Seller Parties party thereto and are the legal, valid and binding obligations of each such Party enforceable against each such Party in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

     4.4 Absence of Certain Changes or Events. Since the Balance Sheet Date, there has not been any:
               (a) Material Adverse Effect;
               (b) change in accounting methods, principles or practices by Seller affecting or with respect to the Assets, its Liabilities or the Business;
               (c) revaluation by Seller of any of the Assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable;
               (d) damage, destruction or loss (whether or not covered by insurance) materially adversely affecting the Assets or the Business;
               (e) except as set forth on Schedule 4.4(e), cancellation of any indebtedness or waiver or release of any material right or claim of Seller relating to its activities or properties;
               (f) declaration, setting aside, or payment of dividends or distributions by Seller in respect of the shares or any redemption, purchase or other acquisition of any of Seller’s securities, except with respect to any declaration and payment of dividends to such shareholders in an amount equal to their anticipated Liabilities for federal and state income Taxes (at the highest rates) attributable to the taxable income of Seller for calendar year 2005, which amount, if any, is set forth on Schedule 4.4(f);
               (g) increase in the rate of compensation payable or to become payable to any consultant or Representative of Seller, including without limitation the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan, arrangement, or practice described in the Disclosure Schedule;
               (h) adverse change in employee relations which has or could reasonably be expected to have a material adverse effect on the productivity, the financial condition, results of operations or Business of Seller or the relationships between the employees of Seller and the management of Seller;
               (i) amendment, cancellation or termination of any Contract, Lease, Permit or other instrument relating to the Assets or the Business or entry into any Contract, Lease, Permit or other instrument, including without limitation any employment or consulting agreements, which is not in the ordinary course of business;
               (j) Encumbrance of any Assets, singly or in the aggregate, other than Permitted Encumbrances;
               (k) sale, assignment or transfer of any of the Assets, other than sales, assignments or transfers from Inventory or non-material Assets in the ordinary course of business;

               (l) incurrence of indebtedness by Seller for borrowed money or commitment to borrow money entered into by Seller, or loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller;
               (m) incurrence by Seller of Liabilities, except Liabilities incurred in the ordinary course of business, or increase or change in any assumptions underlying or methods of calculating, any doubtful account contingency or other reserves of Seller;
               (n) payment, discharge or satisfaction of any Liabilities of Seller other than the payment, discharge or satisfaction in the ordinary course of business of Liabilities set forth or reserved for on the Most Recent Balance Sheet or incurred in the ordinary course of business;
               (o) material capital expenditure by Seller or the incurring of any obligation by Seller to make any material capital expenditure;
               (p) failure to pay or satisfy when due any material Liability of Seller;
               (q) failure of Seller to carry on the Business in the ordinary course so as to keep available to Buyer the services of Seller’s employees, and to preserve for Buyer the Assets and the Business intact and the goodwill of Seller’s suppliers, customers, distributors and others having business relations with it;
               (r) disposition or lapsing of any Proprietary Rights or any disposition or disclosure to any Person of any Proprietary Rights not theretofore a matter of public knowledge;
               (s) agreement by Seller to do any of the things described in the preceding clauses (a) through (r) other than as expressly provided for herein; or
               (t) existence of any other event or condition which in any one case or in the aggregate has or could reasonably be expected to have a Material Adverse Effect.
     4.5 Assets. Seller has and will transfer good and marketable title to the Assets and upon the consummation of the transactions contemplated hereby, Buyer will acquire good and marketable title to all of the Assets, free and clear of any Encumbrances, except for Permitted Encumbrances. The Assets constitute all of the assets, rights and properties, tangible or intangible, real or personal, which are sufficient for the conduct and operation of the Business as presently conducted and operated. Schedule 4.5 contains accurate lists and summary descriptions of all tangible Assets where the value of an individual item exceeds $5,000 or where an aggregate of similar items exceeds $10,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, and are usable in the ordinary course of business and are in conformity in all material respects with all applicable Regulations (including Environmental Laws) relating to their construction, use and operation.
     4.6 Real Property. Seller does not own any fee interest in real property. Schedule 4.6 is a list of all Leases. Each Lease is in full force and effect, paid currently, and the Leasehold

Estates have not been materially impaired by any acts or omissions of Seller or any of its Representatives. Seller enjoys peaceful and undisturbed possession of all the Leased Real Property in the manner provided for in the Leases. Except as set forth on Schedule 4.6, no Lease requires the consent of any other contracting party to the transactions contemplated by this Agreement. With respect to each Lease, on the Closing Date the Leasehold Estates will be free and clear of all Encumbrances other than Permitted Encumbrances and Encumbrances which are matters of record in the county or other municipality in which the Leased Real Property is located. To the Knowledge of Seller, there are no pending or threatened condemnation proceedings or other Actions relating to any Leased Real Property. All approvals of governmental authorities (including without limitation Permits and a certificate of occupancy or other similar certificate permitting lawful occupancy thereof) of a material nature required in connection with the occupation and operation of the Leased Real Property by Seller have been obtained and all of the Leased Real Property has been operated and maintained in all material respects in accordance with applicable Regulations. The improvements constructed on the Leased Real Property, including without limitation all Leasehold Improvements, and all Fixtures and Equipment and other tangible assets owned, leased or used by Seller thereon are (i) insured to the extent and in a manner customary in the industry, (ii) to the Knowledge of Seller, free from any material defects, (iii) in good operating condition and repair, subject to ordinary wear and tear and normal industry practice with respect to maintenance, (iv) not in need of maintenance, repair or correction except for ordinary routine maintenance and repair, the cost of which would not be material, (v) sufficient for the operation of the Business as presently conducted and (vi) in conformity in all material respects with all applicable Regulations. Seller has not received written notice of any special assessment relating to any Leased Real Property or any portion thereof and to Seller’s Knowledge there is no pending or threatened special assessment.
     4.7 Contracts and Commitments.
               (a) Contracts. Schedule 4.7(a) sets forth a complete and accurate list of all Contracts other than the Excluded Contracts and customer purchase orders for amounts less than $20,000, including without limitation all:
                  (i) Contracts not made in the ordinary course of business;
                  (ii) Contracts with a duration of one year or more;
                  (iii) manufacturing, distribution, franchise, license, technical assistance, sales, commission, consulting, agency or advertising contracts related to the Assets or the Business;
                  (iv) licenses (express or implied) and covenants not to assert or other immunity from suit granted to or by Seller;
                  (v) Contracts containing any rights pursuant to which Seller could use, make, offer for sale, sell, import, or distribute any product;
                  (vi) options with respect to any property, real or personal, whether Seller shall be the grantor or grantee thereunder;

                  (vii) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 or otherwise material to the Business or the Assets;
                  (viii) Contracts or commitments relating to commission arrangements with others;
                  (ix) promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, individually in excess of or in the aggregate in excess of $5,000, whether Seller shall be the borrower, lender or guarantor thereunder or whereby any Assets are pledged (excluding credit provided by Seller in the ordinary course of business to purchasers of its products);
                  (x) Contracts containing covenants limiting the freedom of Seller or any officer, director, shareholder or Affiliate of Seller, to engage in any line of business or compete with any Person;
                  (xi) any Contract with the United States, state or local government or any agency or department thereof;
                  (xii) leases of personal property not cancelable (without Liability) within thirty (30) calendar days; and
                  (xiii) settlement Contracts relating to the Business.
Seller has delivered to Buyer true, correct and complete copies of all of the written Assumed Contracts, including all amendments and supplements thereto. With respect to oral or implied Assumed Contracts, Schedule 4.7(a) also sets forth an accurate general summary of all of the material terms of such Assumed Contracts.
               (b) Absence of Defaults. All of the Assumed Contracts and Leases are valid, binding and enforceable in accordance with their terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. Seller has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Assumed Contracts and Leases. Seller has complied in all material respects with the provisions of the Assumed Contracts and Leases and is not in Default thereunder. To the Knowledge of Seller, all parties other than Seller to the Assumed Contracts and Leases have complied in all material respects with the provisions thereof and no party is in Default thereunder. No notice of any claim of Default has been given to Seller. To Seller’s Knowledge, there are no products and services called for by any unfinished Assumed Contract that cannot be supplied in accordance with the terms of such Assumed Contract, including time specifications, and Seller has no reason to believe that any unfinished Assumed Contract will upon performance by Seller result in a loss to Seller. With respect to any Leases, Seller has not received any notice of cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder, and Seller has no Knowledge of any intent by any party to any Lease to terminate or amend the terms thereof or to refuse to renew any such Lease upon expiration of its term.

               (c) Product Warranty. No Seller Party has committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of Seller, with respect to products designed, manufactured, assembled, sold, distributed, delivered, installed or repaired, or from services performed, by or on behalf of any Seller Party prior to the Closing.
     4.8 Permits. Schedule 4.8 sets forth a complete list of all Permits used in the operation of the Business or otherwise held by Seller, all of which are in full force and effect as of the date hereof. Schedule 4.8 also sets forth which, if any, of such Permits are transferable by Seller. Seller has, and at all times has had, all Permits of a material nature required under any Regulation (including Environmental Laws) in the operation of its Business or in the ownership of the Assets, and owns or possesses such Permits free and clear of all Encumbrances other than Permitted Encumbrances. Seller is not in Default, nor has it received any notice of any claim of Default, with respect to any such Permit, which Default could have a Material Adverse Effect. Except as otherwise governed by law, all Permits used in the operation of the Business or otherwise held by Seller are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former shareholder, director, officer or employee of Seller or any Affiliate thereof, or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Permit which Seller owns, possesses or uses. Except as disclosed on Schedule 4.8 hereto, no notice to, declaration, filing or registration with, or Permit from, any domestic or foreign governmental or regulatory body or authority, or any other Person, is required to be made or obtained by Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.
     4.9 No Conflict or Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) violate, conflict with, or result in or constitute a Default under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any of the terms, conditions or provisions of any Contract, Lease or Permit, except for such violation, conflict, Default, termination or acceleration as would not have a Material Adverse Effect (c) violate any Regulation or Court Order applicable to any Seller Party or (d) impose or result in the creation of any Encumbrance (other than Permitted Encumbrances) on any of the Assets or the Business.
     4.10 Consents and Approvals. Except as set forth on Schedule 4.10 hereto, no Consents are required to be made or obtained by any Seller Party or their respective Affiliates.
     4.11 Financial Statements. Seller has heretofore delivered to the Buyer Parties true and correct copies of the Audited Financial Statements. The Audited Financial Statements (a) are complete in all material respects, (b) are in accordance with the Books and Records, (c) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby and (d) fairly and accurately present the assets (including the Assets and the Excluded

Assets), Liabilities (including all reserves) and financial position of Seller as of the respective dates thereof and the results of operations and changes in cash flows for the periods then ended. The Audited Financial Statements have been examined by Weil & Company LLP, independent certified public accountants, whose report thereon is included with such audited financial statements. At the respective dates of the Audited Financial Statements, there were no Liabilities of Seller, which, in accordance with GAAP, should have been set forth or reserved for in the Audited Financial Statements or the notes thereto, which are not set forth or reserved for in the Audited Financial Statements or the notes thereto. The Assets and Excluded Assets are presented at or below cost less an adequate and proper depreciation charge. Seller has delivered to the Buyer Parties a schedule of Seller’s consolidated Working Capital for each of the fiscal quarters between December 31, 2003 and December 31, 2005 (the “Working Capital Schedule”). The Working Capital Schedule has been prepared by Seller in good faith, in accordance with GAAP on a pro forma basis from the Books and Records for the time periods indicated.
     4.12 Books and Records. Seller has made and kept (and given Buyer access to) Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller. The copies of the minute books of Seller previously delivered to Buyer accurately reflect all actions previously taken by the shareholders, board of directors and committees of the board of directors of Seller for which written minutes of meetings or board or shareholder consents were prepared. The copies of the stock book records of Seller previously delivered to Buyer are true, correct and complete in all material respects, and accurately reflect all transactions effected in Seller’s stock through and including the date hereof. Seller has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the Books and Records.
     4.13 Litigation. Schedule 4.13 sets forth all Actions which are pending or, to the Knowledge of Seller, threatened or anticipated (a) against, related to or affecting (i) any Seller Party, the Business or the Assets (including with respect to Environmental Laws), (ii) any officers or directors of Seller in their capacity as such, or (iii) any shareholder of Seller in such shareholder’s capacity as a shareholder of Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement (c) that involve the risk of criminal liability by any Seller Party, or (d) in which any Seller Party is a plaintiff, including any derivative suits brought by or on behalf of Seller. No Seller Party is in Default with respect to or subject to any Court Order, and there are no unsatisfied judgments against any Seller Party, the Business or the Assets. To Seller’s Knowledge, there are no Court Orders or agreements with, or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate, bind or in any way affect any Seller Party, the Assets or the Business.
     4.14 Labor Matters. Seller is not a party to any labor agreement with respect to its employees with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike or labor disturbance pending or, to the Seller’s Knowledge, threatened against Seller nor is any grievance currently being asserted, and Seller has not experienced a work stoppage or other labor difficulty, and is not and has not engaged in any unfair labor practice. Without limiting the foregoing, Seller is in compliance with the Immigration Reform and Control Act of 1986 and maintains a current Form I-9, as required by such Act, in the personnel file of each employee. No Actions are pending or, to the Knowledge of Seller, threatened against Seller, by any current or former employee of Seller, or any governmental agency responsible for enforcing employment Regulations. Schedule 4.14 sets forth the names and current annual salary rates or current hourly wages of all present employees of Seller, and also sets forth the earnings for each of such employees as reflected on Form W-2 for the 2005 calendar year.
     4.15 Liabilities. Seller has no Liabilities due or to become due, except (a) Liabilities which are set forth or reserved for on the Most Recent Balance Sheet and Liabilities which in accordance with GAAP are not required to be set forth or reserved for on the Most Recent Balance Sheet, (b) Liabilities arising in the ordinary course of business under Contracts, Leases, Permits and other business arrangements described in the Disclosure Schedule, and other Liabilities described on Schedule 4.15 of the Disclosure Schedule (except to the extent such matters are, by the terms of any specific monetary, time period or materiality threshold, expressly not required to be disclosed therein), (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of business and in accordance with this Agreement (none of which relates to any Default under any Contract or Lease, breach of warranty, tort, infringement or violation of any Regulation or Court Order or arose out of any Action) and none of which, individually or in the aggregate, has or could have a Material Adverse Effect and, to the extent not included in clauses (a) through (c) above, (d) Excluded Liabilities.
     4.16 Compliance with Law. Seller and the conduct of the Business have not materially violated and are in compliance in all material respects with all Regulations and Court Orders relating to the Assets or the Business or operations of Seller. To Seller’s Knowledge, Seller has not received any notice to the effect that, or otherwise been advised that, it is not in compliance with any such Regulations or Court Orders.
4.17 Proprietary Rights.
               (a) Proprietary Rights. Schedule 4.17 lists all of the Proprietary Rights owned by or licensed to Seller or granting equivalent rights to Seller. Schedule 4.17 sets forth: (i) for each Patent, the number, normal expiration date and subject matter for each country in which such Patent has been issued, or, if applicable, the application number, date of filing and subject matter for each country, (ii) for each Trademark, where applicable, the application serial number or registration number, the class of goods covered and the expiration date for each country in which a Trademark has been registered and (iii) for each Copyright, where applicable, the number and date of filing for each country in which a Copyright has been filed. The Proprietary Rights listed in the Disclosure Schedule are all those used by Seller in connection with the Business. True and correct copies of all Patents (including and all pending applications) owned, controlled, created or used by or on behalf of Seller or in which Seller has any interest whatsoever have been provided to Buyer.
               (b) Royalties and Licenses. Except as set forth on Schedule 4.17(b), Seller does not have any obligation to compensate any Person for the use of any such Proprietary

Rights nor has Seller granted to any Person any license, option or other rights to use in any manner any of its Proprietary Rights, whether requiring the payment of royalties or not.
               (c) Ownership and Protection of Proprietary Rights. Seller owns or has a valid right to use each of the Proprietary Rights, and the Proprietary Rights will not cease to be valid rights of Seller by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the transfer of such Proprietary Rights to Buyer pursuant to the terms hereof). All of the Patents, registered Copyrights, Domain Names and registered Trademarks have been duly filed or registered (as applicable) with the applicable governmental entities or authorities, and maintained, including without limitation the submission of all necessary filings and fees in accordance with the legal and administrative requirements or the appropriate jurisdictions, and have not lapsed, expired or been abandoned. Seller has not received any notice of invalidity or infringement of any rights of others with respect to the Trademarks. Seller has taken all reasonable and prudent steps to protect the Proprietary Rights from infringement by any other Person. No other Person (i), has the right to use any of the Trademarks on the goods on which they are now being used either in identical form or in such near resemblance thereto as to be likely, when applied to the goods of any such Person, to cause confusion with such Trademarks or to cause a mistake or to deceive, (ii) has notified Seller that it is claiming any ownership of or right to use such Proprietary Rights, or (iii) to Seller’s Knowledge, is infringing upon any such Proprietary Rights in any way. Seller’s use of the Proprietary Rights does not and will not conflict with, infringe upon or otherwise violate the valid rights of any third party in or to such Proprietary Rights. No Action has been instituted against or notices received by Seller that are presently outstanding alleging that Seller’s use of the Proprietary Rights infringes upon or otherwise violates any rights of a third party in or to such Proprietary Rights. No Person has challenged or, to Seller’s Knowledge, has threatened to challenge, nor is there any proceeding pending or, to Seller’s Knowledge, threatened, nor has any claim or demand been made that challenges Seller’s ownership interest in, to or under or right to use the Proprietary Rights, the validity or enforceability of such Proprietary Rights or that could adversely affect Seller’s ownership or right to use such Proprietary Rights, and there are no facts which could be expected to give rise to any such challenge, proceeding, claim or demand. There are not, and, to Seller’s Knowledge, it is reasonably expected that after the Closing there will not be, any restrictions on Buyer’s right to sell products manufactured by or on behalf Buyer using the Proprietary Rights in connection with the Business. Seller does not jointly own or claim any joint ownership interest in, to or under any Proprietary Rights with any Person.
     4.18 Employee Plans.
               (a) Definitions. The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.
                  (i) Benefit Arrangement. “Benefit Arrangement” shall mean any employment, consulting, severance parachute or change in control, or other similar contract, agreement, arrangement or policy and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, Pension Plan or Multiemployer Plan, and is entered into, maintained, contributed to or required to be contributed to by Seller or an ERISA Affiliate or under which Seller or any ERISA Affiliate has or may incur any liability or obligation.
                  (ii) Employee Plans. “Employee Plans” shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.
                  (iii) ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
                  (iv) ERISA Affiliate. “ERISA Affiliate” shall mean any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, Seller, as defined in Section 414(b), (c), (m) or (o) of the Code, or under “common control” with Seller, within the meaning of Section 4001(b)(1) of ERISA.
                  (v) Multiemployer Plan. “Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any liability or obligation.
                  (vi) Pension Plan. “Pension Plan” shall mean any “employee pension benefit plan” as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, has maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any liability or obligation.
                  (vii) Welfare Plan. “Welfare Plan” shall mean any “employee welfare benefit plan” as defined in Section 3(1) of ERISA, which Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate has or may incur any liability or obligation.
               (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.18 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to Seller’s employees and all trust agreements, annuity contracts or other funding instruments relating thereto, and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination or opinion letter issued by the Internal Revenue Service with respect to each Pension Plan, (iii) the actuarial reports prepared for the last three plan years for each

Pension Plan, (iv) the annual reports on Form 5500 series filed for the last three plan years for each Pension Plan and each Welfare Plan, and (v) the latest summary plan description for each Pension Plan and each Welfare Plan.
               (c) Representations.
                  (i) Pension Plans. The funding method used in connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the “amount of unfunded benefit liabilities” as defined in Section 4001(a)(18) of ERISA (but excluding from the definition of “current value” of “assets” of such Pension Plan, accrued but unpaid contributions) did not and will not exceed zero. No “accumulated funding deficiency” (for which an excise tax is due or would be use in the absence of a waiver) as defined in Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither Seller nor any ERISA Affiliate has failed to pay when due any “required installment,” within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate is required to provide security to a Pension Plan under Section 401(a)(29) of the Code. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to date. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument presently complies and has been maintained in compliance with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including without limitation ERISA and the Code. Seller has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither Seller nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no “reportable event” (as defined in Section 4043(c) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan and neither Seller nor any ERISA Affiliate is subject to Section 4043(b) of ERISA. No filing has been made by Seller or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the involuntary termination of any Pension Plan by the PBGC. Neither Seller nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which Seller or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                  (ii) Multiemployer Plans. There are no Multiemployer Plans. Neither Seller nor any ERISA Affiliate has, at any time, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in a liability, contingent or otherwise (including without limitation the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of Seller or any ERISA Affiliate. Neither Seller nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA.
                  (iii) Welfare Plans. Each Welfare Plan has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including without limitation ERISA and the Code. None of Seller, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Seller or any ERISA Affiliate pursuant to, any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan or Welfare Plan. Each Welfare Plan which is a “group health plan,” as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Section 4980B of the Code at all times. Neither Seller nor any ERISA Affiliate has incurred any liability with respect to any Welfare Plan that is a “multiemployer plan,” as defined in Section 3(37) of ERISA, under the terms of such Welfare Plan, any collective bargaining agreement or otherwise resulting from any cessation of contributions, cessation of obligation to make contributions or other form of withdrawal from such Welfare Plan. Any Welfare Plan (or Benefit Arrangement) that is intended to be a “cafeteria plan” under Section 125 of the Code satisfies the requirements of Section 125 of the Code and the regulations thereunder.
                  (iv) Benefit Arrangements. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including without limitation the Code.
                  (v) Fiduciary Duties and Prohibited Transactions. Neither Seller nor any plan fiduciary of any Welfare Plan or Pension Plan, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any “prohibited transaction,” as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(l) of ERISA.
                  (vi) Litigation. There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, arbitral action, governmental audit or investigation relating to or seeking benefits under any Employee Plan that is pending, threatened or anticipated against Seller, any ERISA Affiliate or any Employee Plan.

                  (vii) Unpaid Contributions. Neither Seller nor any ERISA Affiliate has any liability for unpaid contributions, reserves or premiums with respect to any Employee Plan under the terms of such Employee Plan (including any related funding arrangement) or Section 515 of ERISA.
                  (viii) Excise Taxes. Neither Seller nor any ERISA Affiliate has incurred any excise tax under Chapter 43 of the Code.
     4.19 Transactions with Certain Persons. Except as set forth on Schedule 4.19, no officer, director, shareholder or employee of Seller nor any member of any such person’s immediate family is presently, or within the last two (2) years has been, a party to any transaction with Seller, including without limitation, any contract, agreement or other arrangement (a) providing for the furnishing of services by, (b) providing for the rental of real or personal property from, or (c) otherwise requiring payments to (other than for services as officers, directors or employees of Seller) any such person or corporation, partnership, trust or other entity in which any such person has an interest as a shareholder, officer, director, trustee or partner.
     4.20 Tax Matters.
               (a) Filing of Tax Returns. Seller (and any affiliated group of which Seller is now or has been a member) has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes required to be filed through the date hereof and will timely file any such returns required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects. Except as specified in Schedule 4.20, neither Seller, nor any group of which Seller now or was a member, has requested any extension of time within which to file returns (including without limitation information returns) in respect of any Taxes. Seller has delivered to Buyer complete and accurate copies of Seller’s federal, state and local Tax returns for the years 2002 through 2004. All Taxes required to be collected or withheld by Seller have been duly collected or withheld and, to the extent required when due, have been or will be duly paid to the proper taxing authority.
               (b) Payment of Taxes. All Taxes due and payable by Seller for periods ending prior to or on the Closing Date have been timely paid or will be timely paid. No deficiency for any amount of Tax has been claimed, asserted or assessed by a Tax or other governmental authority against Seller and Seller has no Knowledge that any assessment or assertion of a Tax Liability will be made.
               (c) Audits, Investigations or Claims. Except as set forth on Schedule 4.20, the consolidated federal income tax returns of Seller have been audited by the Internal Revenue Service for all periods to and including those set forth in the Disclosure Schedule. There are no pending or, to Seller’s Knowledge, threatened audits, investigations or claims or other administrative proceedings for or relating to any material additional Liability in respect of Taxes, and there are no matters under discussion between Seller and any governmental authorities with respect to Seller, or any Taxes or Tax returns of Seller, that in the reasonable judgment of Seller is likely to result in a material additional Liability for Taxes. Audits of federal, state, and local returns for Taxes by the relevant taxing authorities have been completed for each period as set forth in the Disclosure Schedule and, except as set forth in the Disclosure Schedule, Seller has not been notified that any taxing authority intends to audit a return for any period. Seller has not requested or been granted any extension of time within which to file a Tax return nor has granted any waiver or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax returns. Seller has not granted to any Person any power of attorney that is currently in force concerning any Tax matter. No Tax sharing or other agreement or arrangements relating to the allocation or sharing of Taxes exists between Seller and any other Person or is otherwise binding on Seller.
               (d) Lien. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Assets.
               (e) Safe Harbor Lease Property. None of the Assets is property that is required to be treated as being owned by any other Person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.
               (f) Security for Tax-Exempt Obligations. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.
               (g) Tax-Exempt Use Property. None of the Assets is “tax-exempt use property” within the meaning of Section 168(h) of the Code.
               (h) Foreign Person. Seller is not a Person other than a “United States person” within the meaning of the Code.
               (i) No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.
     4.21 Insurance. Schedule 4.21 contains a complete and accurate list of all policies or binders of fire, liability, title, worker’s compensation, employment practices liability, product liability and other forms of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by Seller on the Assets, the Business or its employees. All insurance coverage applicable to Seller, the Business and the Assets is in full force and effect, insures Seller in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provides coverage as may be required by applicable Regulation and by any and all Contracts to which Seller is a party and has been issued by insurers of recognized responsibility. There is no Default under any such coverage nor to Seller’s Knowledge has there been any failure to give notice or present any claim under any such coverage in a due and timely fashion. There are no outstanding unpaid premiums except in the ordinary course of business and no notice of cancellation or nonrenewal of any such coverage has been received. There are no provisions in such insurance policies for retroactive or retrospective premium adjustments. All products liability, general liability and workers’

compensation insurance policies maintained by Seller have been occurrence policies and not claims made policies. All employment practices liability insurance policies maintained by Seller have been claims made policies. There are no outstanding performance bonds covering or issued for the benefit of the Seller. No insurer has advised Seller that it intends to reduce coverage, increase premiums or fail to renew existing policy or binder.
     4.22 Accounts Receivable. The accounts receivable set forth on the Most Recent Balance Sheet, and all accounts receivable arising since the Balance Sheet Date and to be set forth on the Closing Balance Sheet, represent bona fide claims of Seller against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of setoff and are fully collectible in the ordinary course of business without cost in collection efforts therefor, except (i) to the extent of the appropriate reserves for bad debts on accounts receivable as set forth on the Most Recent Balance Sheet and, in the case of accounts receivable arising since the Balance Sheet Date, to the extent of a reasonable reserve rate for bad debts on accounts receivable which is not greater than the rate reflected by the reserve for bad debts on the Most Recent Balance Sheet, and (ii) for Customer Deductions.
     4.23 Inventory. Schedule 4.23 contains a complete and accurate list of all Inventory set forth on the Most Recent Balance Sheet and the addresses at which the Inventory is located. The Inventory as set forth on the Most Recent Balance Sheet or arising since the Balance Sheet Date and to be set forth on the Closing Balance Sheet was acquired and has been maintained in accordance with the regular business practices of Seller, consists of new and unused items of a quality and quantity usable or saleable in the ordinary course of business, and is valued at reasonable amounts based on the normal valuation policy of Seller at prices equal to the lower of cost or market value on a first-in-first-out basis. None of such Inventory is obsolete, unusable, slow-moving, damaged or unsalable in the ordinary course of business, except for such items of Inventory which have been written down to realizable market value.
     4.24 Purchase Commitments and Outstanding Bids. Schedule 4.24 sets forth (i) a list of accepted and unfulfilled orders for the sale of merchandise entered into by Seller as of the date of this Agreement, and (ii) a list of orders or commitments for the purchase of supplies by Seller as of the date of this Agreement, which lists are accurate and complete in all material respects. All such orders and commitments were made in the ordinary course of business. As of the date of this Agreement, to Seller’s Knowledge and except for Customer Deductions, there are no claims against Seller to return merchandise by reason of alleged over-shipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase or outstanding lease commitment of Seller presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business. There is no outstanding bid, proposal, Contract or unfilled order which relates to the Assets which will or could, if accepted, have a Material Adverse Effect.
     4.25 Payments. Seller has not, directly or indirectly, paid or delivered any fee,

commission or other sum of money or item or property, however characterized, to any finder, agent, client, customer, supplier, government official or other party, in the United States or any other country, which is in any manner related to the Business, Assets or operations of Seller, which is, or may be with the passage of time or discovery, illegal under any federal, state or local laws of the United States (including without limitation the U.S. Foreign Corrupt Practices’ Act) or any other country having jurisdiction; and Seller has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.
     4.26 Customers, Distributors and Suppliers. Schedule 4.26 sets forth a complete and accurate list of the names and addresses of Seller’s (i) ten largest customers, distributors and other agents and representatives during Seller’s last fiscal year, showing the approximate total sales in dollars by Seller to each such customer during such fiscal year; and (ii) ten largest suppliers during Seller’s last fiscal year, showing the approximate total purchases in dollars by Seller from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in the business relationship of Seller with any customer, distributor or supplier named on Schedule 4.26. Seller has not received any communication from any customer, distributor or supplier named on Schedule 4.26 of any intention to terminate or materially reduce purchases from or supplies to Seller.
     4.27 Compliance With Environmental Laws.
               (a) Definitions. The following terms, when used in this Section 4.27, shall have the following meanings. Any of these terms may, unless the context otherwise requires, used in the singular or the plural depending on the reference.
                  (i) “Seller”. For purposes of this Section only, the term “Seller” shall include (i) all Affiliates of Seller, (ii) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant and (iii) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.
                  (ii) “Release” shall mean and include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.
                  (iii) “Hazardous Substance” shall mean any pollutant, contaminant, chemical, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitible or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including, without limitation, any quantity of asbestos in any form, urea formaldehyde, PCB’s, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance or material, pesticide waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Laws.

                  (iv) “Environmental Laws” shall mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether, gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including without limitation protection of the health and safety of employees. Environmental Laws shall include, without limitation, the Federal Insecticide, Fungicide, Rodenticide Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Emergency Planning and Community Right-to-Know Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law, each as amended.
                  (v) “Environmental Conditions” means the introduction into the environment or workplace of any pollution, including, without limitation, any contaminant, irritant or pollutant or other Hazardous Substance (whether or not upon any Leased Real Property or other property and whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release of any kind whatsoever of any Hazardous Substance) as a result of which Seller has or may become liable to any Person or by reason of which any Leased Real Property or any of the Assets may suffer or be subjected to any lien.
               (b) Compliance. All Leased Real Property is, and at all times has been, operated by Seller in compliance with all Environmental Laws and in a manner that will not give rise to any Liability under any Environmental Laws. Without limiting the foregoing, (i) Seller has not used, generated, treated, stored, transported, disposed of or handled any Hazardous Substance on, under or about any Leased Real Property, except for quantities of any such Hazardous Substances stored or otherwise held on, under or about any such Leased Real Property in full compliance with all Environmental Laws and necessary for the operation of the Business, (ii) Seller has at all times used, generated, treated, stored, transported, disposed of or otherwise handled its Hazardous Substances in compliance in all material respects with all Environmental Laws and in a manner that will not result in Liability of Seller under any Environmental Law, (iii) Seller does not manufacture or distribute any product in the State of California which requires the warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986 (“Proposition 65”), and (iv) Seller has not made and has never been required to make any filing under the New Jersey Industrial Site Recovery Act or any other state law of similar effect.
               (c) Notice of Violation. Seller has not received any written notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release of any Hazardous Substance at any Leased Real Property or (ii) a violation of or non-compliance with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law with respect to any Leased Real Property. Seller has not received any written notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release of any Hazardous Substances at, on, under, in, to or from any Leased Real Property, or in connection with any operations or activities of Seller.
               (d) Environmental Conditions. To Seller’s Knowledge, there are no present or past Environmental Conditions in any way relating to the Business.
               (e) Environmental Audits or Assessments. True, complete and correct copies of the written reports, and all parts thereof, including any drafts of such reports if such drafts are in the possession or control of Seller, of all environmental audits or assessments which have been conducted at any Leased Real Property within the past five years, either by Seller or any attorney, environmental consultant or engineer engaged for such purpose by Seller, have been delivered to the Buyer Parties and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which Seller has Knowledge is included on the Disclosure Schedule.
               (f) Indemnification Agreements. Except as provided in the Leases, Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding the Insurance Policies) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning environmental conditions.
               (g) Releases or Waivers. Seller has not released any other Person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.
               (h) Notices, Warnings and Records. Seller has given all notices and warnings, made all reports and filings, and has kept and maintained all records required by and in material compliance with all Environmental Laws.
     4.28 Banking Relationships. Schedule 4.28 sets forth a complete and accurate description of all arrangements that Seller has with any banks, savings and loan associations or other financial institutions providing for checking accounts, safe deposit boxes, borrowing arrangements, and certificates of deposit or otherwise, indicating in each case account numbers, if applicable, and the Person or Persons authorized to act or sign on behalf of Seller in respect of any of the foregoing.
     4.29 Investment.
               (a) Seller is acquiring the Shares for investment for its own account for the purpose of investment and not as nominee or agent, and not with a view to the resale or distribution of any part thereof. Seller has no present intention of selling, granting any participation in, or otherwise distributing any of the Shares.
               (b) Seller has been given the opportunity to obtain any information and documents relating to, and to ask questions and receive answers about, the Buyer Parties and the business and prospects of the Buyer Parties which it deems necessary to evaluate the merits and risks related to its investment in the Shares and to verify the information received, and its knowledge and experience in financial and business matters are such that it is capable of evaluating the merits and risks of its acquisition of the Shares.
               (c) Seller’s financial condition is such that it can afford to bear the economic risk of holding the Shares for an indefinite period of time and has adequate means for providing for its current needs and contingencies and to suffer a complete loss of its investment in such Shares.
               (d) Seller is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.
               (e) Seller has been advised that (i) Parent’s issuance of such Shares to Seller has not been registered under the Securities Act by reason of a specific exemption depending on the bona fide nature of Seller’s investment intent, (ii) such Shares may need to be held indefinitely, and Seller must continue to bear the economic risk of the investment in such Shares when they are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) there may not be a public market for such Shares, (iv) when and if such Shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (iv) if the Rule 144 exemption is not available, public sale without registration will require compliance with some other exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificates representing such Shares:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE “STATE ACTS”), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY ISSUER, ISSUER SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.
THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN PLEDGED TO NEXTERA ENTERPRISES, INC. AND W LAB ACQUISITION CORP. TO SECURE CERTAIN OBLIGATIONS OF THE HOLDER NAMED ON THE REVERSE SIDE HEREOF PURSUANT TO A STOCK PLEDGE AND SECURITY AGREEMENT DATED AS OF MARCH 9, 2006, A COPY OF WHICH WILL BE FURNISHED UPON REQUEST WITHOUT CHARGE. ANY SALE, TRANSFER OR OTHER DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED AS SET FORTH IN THE STOCK PLEDGE AND SECURITY AGREEMENT.
     4.30 Intentionally Omitted.
     4.31 Solvency.
               (a) Seller is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement. As used in this section, “insolvent” means that the sum of the Liabilities of Seller exceeds the present fair market value of Seller’s assets.
               (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement: (i) Seller will be able to pay its Liabilities as they become due in the ordinary course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) taking into account all pending and threatened Actions, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.
     4.32 Safety/Product Testing. Except for cosmetic products which bear on their labels the safety substantiation warning required by 21 CFR 740.10, to Seller’s Knowledge, each of the Business’ products, and/or their individual ingredients, has been adequately substantiated by (a) appropriate toxicological testing, (b) a published safety review of the Cosmetic Ingredient Review, or (c) such other information that reasonably establishes the safety of the products and their individual ingredients. The only information that Seller has with respect to clause (c) of this Section is attached as Schedule 4.32 hereto. None of the products of the Business contain detectable quantities of the phthalates DBP or DEHP.
     4.33 No Brokers. None of the Seller Parties nor any of their Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Buyer or any of its Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     4.34 No Other Agreements to Sell the Assets. None of the Seller Parties nor any of Seller’s Representatives or Affiliates have any commitment or legal obligation, absolute or contingent, to any other Person other than the Buyer Parties to sell, assign, transfer or effect a sale of any of the Assets (other than Inventory in the ordinary course of business), to sell or effect a sale of the capital stock of Seller, to effect any merger, consolidation, liquidation, dissolution or other reorganization of Seller, or to enter into any agreement or cause the entering into of an agreement with respect to any of the foregoing.
     4.35 Material Misstatements Or Omissions. No representations or warranties by any of the Seller Parties in this Agreement, nor any agreement, document, exhibit, statement, certificate, schedule, furnished to the Buyer Parties pursuant hereto, including without limitation the Disclosure Schedule, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. Seller has furnished or caused to be furnished to Buyer or its representatives for review complete and correct copies of all agreements and documents set forth on the Disclosure Schedule.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER
          The Buyer Parties, jointly and severally, hereby represent and warrant to the Seller Parties as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:
     5.1 Organization of Buyer Parties. Each of the Buyer Parties is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
     5.2 Authorization. Each of the Buyer Parties has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Escrow Agreement and the Pledge Agreement to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereby. The execution and delivery of this Agreement by the Buyer Parties and the consummation by the Buyer Parties of the transactions contemplated hereby have been duly approved by the board of directors of each of the Buyer Parties. No other corporate proceedings on the part of the Buyer Parties are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has, and the Escrow Agreement, the Pledge Agreement and the Employment Agreements will at the Closing have, been duly executed and delivered by each of the Buyer Parties party thereto and are legal, valid and binding obligations of each such Party, enforceable against each such Party in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.
     5.3 Capitalization of Parent. As of the date hereof, the authorized capital stock of Parent consists of 95,000,000 shares of Class A Parent Common Stock, 4,300,000 shares of Class B Parent Common Stock and 10,000,000 shares of Series A preferred stock. Class A Parent Common Stock has the rights, preferences, privileges and restrictions set forth in Parent’s Certificate of Incorporation. As of the date hereof, 30,025,441 shares of Class A Parent Common Stock, 3,844,200 shares of Class B Parent Common Stock and 48,906 shares of Series A preferred stock are issued and outstanding. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable. As of the date hereof, there are 5,402,267 shares of Class A Parent Common Stock subject to outstanding options. Except for the shares and options disclosed in the preceding sentences, the Shares and the options contemplated by the Employment Agreements, there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent of any shares of capital stock of Parent or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Parent. There are no stock appreciation or similar rights relating to Parent.
     5.4 Validity of Shares; Compliance with Securities Laws. The Shares, when issued and delivered in accordance with the terms of this Agreement and Parent’s Certificate of

Incorporation, (i) will be duly and validly issued, fully paid and non-assessable, (ii) will be free and clear of any Encumbrances relating to Parent other than pursuant to the Pledge Agreement and (iii) subject to the accuracy of the Seller Parties’ representations in Section 4.29 hereof, will be issued in compliance with applicable federal and state securities laws; provided however that the Shares may be subject to restrictions on transfer under federal and state securities laws.
     5.5 No Conflict or Violation; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will (a) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of any of the Buyer Parties, (b) violate any Regulation or Court Order applicable to any Buyer Party or (c) require any consent, approval, authorization or waiver of, notice or declaration to, filing or registration with, any domestic or foreign public, governmental or regulatory body or authority or any other Person except for (i) filings under federal or state securities or “blue sky” laws (which have been or will be made) and (ii) such as would not have a material adverse effect on the Buyer Parties. The execution and delivery by Parent and Buyer of this Agreement does not, and the consummation of the transactions contemplated thereby will not constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any material note, bond, mortgage, indenture, deed of trust, lease, franchise agreement, license, agreement or other instrument or obligation to which Parent is a party or to which the properties or assets of Parent or Buyer are subject except as would not have a material adverse effect on the Buyer Parties.
     5.6 No Brokers. Neither Buyer Party nor any of their Representatives or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of Seller or any of its respective Affiliates to pay any finder’s fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.
     5.7 Qualification. Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except as would not have a material adverse effect on the Buyer Parties.
     5.8 Capitalization of Buyer. As of the date hereof, the authorized capital of Buyer consists of 1,000 shares of common stock, $0.001 par value per share, of which all 1,000 shares are issued and outstanding and held by Parent. Other than such outstanding shares and except as contemplated by the Credit Agreement, there are no shares of capital stock or other equity securities of Buyer outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or Buyer is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or Buyer of any shares of capital stock of Buyer, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Buyer. There are no stock appreciation or similar rights relating to Buyer.

     5.9 Parent SEC Reports. Except as set forth on Schedule 5.9, Parent has timely filed all forms, reports, schedules and other documents required to be filed by Parent with the SEC under the Securities Act and the Exchange Act since December 31, 2002 (collectively, the “Parent SEC Reports”). The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in light of the circumstances under which they were made, not misleading.
     5.10 Parent Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto), contained in the Parent SEC Reports, complied, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto applicable to reporting companies under the Exchange Act, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Parent SEC Reports) and fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.
     5.11 Changes in Parent’s Business. Between January 1, 2004 and the date hereof, except as disclosed in the Parent SEC Reports, there has not been any change in the business or operations of the Parent that has had or reasonably would be expected to have a material adverse effect on Parent, its business or financial results or condition.
     5.12 Litigation. As of the date hereof and except as set forth on Schedule 5.12, there are no material Actions pending or, to the knowledge of Parent, threatened in writing against Parent or Buyer, or any outstanding order, judgment, writ, injunction or decree of any governmental authority.
     5.13 No Reliance. Notwithstanding anything contained in any other provision of this Agreement to the contrary, Buyer acknowledges and agrees that the Seller Parties make no representation or warranty, express or implied, written or oral, beyond those expressly given by the Seller Parties in this Agreement or in any document, exhibit, statement, certificate or schedule furnished to Buyer pursuant hereto.
     5.14 Other Activities. Except for Buyer and as set forth on Schedule 5.14 or as contemplated by the Credit Agreement, Parent (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.
     5.15 Parent Common Stock Issuance. All of the shares of Parent Common Stock issued and outstanding immediately prior to the Closing Date (i) have been issued in compliance with applicable federal and state securities Regulations in reliance on exemptions from registration or qualification thereunder, and (ii) except for shares held by affiliates, are freely tradeable and eligible for resale in the public market without registration or qualification under federal securities laws.
     5.16 Liabilities of Buyer. As of the date hereof and as of the Closing, except for Liabilities incurred pursuant to this Agreement, the Credit Agreement and any other agreements or arrangements contemplated hereby or thereby, Buyer has not engaged in any business activities and has conducted its operations solely as contemplated by this Agreement.
     5.17 Tax Matters. Except as set forth on Schedule 5.17, Parent has timely filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Parent Tax Return”) since December 31, 2002. Each such Parent Tax Return is true, correct and complete in all material respects. Except as set forth on Schedule 5.17, Parent has paid, within the time and manner prescribed by law, all material taxes that are due and payable since December 31, 2002. No Parent Tax Return is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.
     5.18 Labor Matters. Except as set forth on Schedule 5.18, neither Parent nor Buyer has any employees. No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of Parent, threatened against Parent before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Parent, threatened against Parent or Buyer.
     5.19 Benefit Plans. Schedule 5.19 sets forth all bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) under which benefits are currently provided by a Buyer Party to any current or former employee, officer or director of a Buyer Party under Section 414(b), (c), (m) or (o) of the Code.
     5.20 Contracts. Neither Parent nor Buyer is in Default of any material Contract to which it is a party or by which it or its assets are bound. There does not exist any event or condition that, after notice or lapse of time or both, would constitute a Default under any material Contract on the part of Parent or Buyer or, to the knowledge of Parent, any other party thereto or would permit the modification, cancellation or termination of any material Contract or result in the creation of any lien upon, or any Person acquiring any right to acquire, any material assets of Parent or Buyer, other than pursuant to the Credit Agreement or as contemplated by this Agreement. Neither Parent nor Buyer has received in writing any claim or threat that Parent or Buyer is in Default under any of the terms and conditions of any material Contract to which either of them is a party or by which either of them is bound.
     5.21 Material Misstatements Or Omissions. No representations or warranties by Parent or Buyer in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to the Seller Parties pursuant hereto, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.
ARTICLE VI.
COVENANTS OF SELLER AND BUYER
          The Seller Parties and the Buyer Parties each covenant with the other as follows
     6.1 Non-Competition
               (a) Restricted Conduct. Each of the Seller Parties covenants and agrees that, other than (i) as provided in Section 6.3(c) below or (ii) in the capacity as an employee or officer of a Buyer Party, it or he shall not, for the Restricted Period, directly or indirectly (including by licensing or other partial rights transfers), through an affiliated or controlled Person, on its or his own behalf or as a partner, consultant, proprietor, principal, agent, creditor, director, officer, employee, security holder (except by ownership of five percent (5%) or less of the outstanding stock of any publicly held corporation), trustee or in any other capacity, own, manage, operate, finance, control, invest, participate or engage in, lend its or his name to, lend credit to, render services or advice to, or devote any material endeavor or effort to, any business that is the same as, substantially similar to, or in competition with, the Business, in the United States, Canada or in any other country in which the products of the Business are marketed (including via the internet), distributed or sold. For the purposes of this Section 6.1, the “Restricted Period” shall mean:
                  (i) with respect to Seller, Millin Trust and Weiss Trust, the period of five (5) years from and after the Closing Date; and
                  (ii) with respect to each of Millin and Weiss, the period from and after the Closing Date until the fifth anniversary of the date of termination of their respective employment with the Buyer Parties, provided that if such termination arises because (A) the Buyer Parties elect not to renew the Employment Agreement of Millin or Weiss upon the expiry of its term and such person is otherwise willing and able to renew his Employment Agreement, (B) the Buyer Parties terminate the employment of Millin or Weiss under their respective Employment Agreement other than for Cause (as such term is defined therein) or (C) Millin or Weiss terminates his employment under his Employment Agreement for Good Reason (as such term is defined therein), such period shall expire on the second anniversary of the date of termination of the employment of such person.
               (b) Enforceability. The terms of this Section 6.1 are a material inducement to the Buyer Parties to enter into this Agreement and to consummate the transactions contemplated hereunder. The Parties acknowledge and agree that the restrictive covenants contained herein are reasonable under the circumstances and further agree that the covenants contained in this Section 6.1 should be interpreted in such a manner as to be effective and valid under applicable law. In the event any portion of this Section 6.1 shall be held to be illegal or unenforceable, the remainder of this Section 6.1 shall remain in full force and effect. If any of the restrictions contained in this Section 6.1 shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting or reducing it so as to be enforceable to the maximum extent compatible with applicable law.
               (c) Weiss Accountancy Corporation. Notwithstanding the provisions of Section 6.1(a) above:
                    (i) Weiss, in his capacity as a Certified Public Accountant, may provide solely accounting, tax and consulting services to, but only to, Persons, who are not in competition with the Business, and the provision of such services shall not be deemed a violation of Section 6.1(a) above; and
                    (ii) for as long as Weiss is an officer or director of Buyer or Parent, Weiss shall use his commercially reasonable efforts to ensure that Weiss Accountancy Corporation (or any successor thereto in which Weiss, directly or indirectly, owns at least twenty percent (20%) of the equity or membership interests) does not provide any services to any Person who is in competition with the Business, provided, that tax services that both (A) are provided by Weiss Accountancy Corporation only with respect to fiscal years ending on or prior to December 31, 2005 and (B) are not provided, directly or indirectly, by Weiss, shall not be deemed a violation of Section 6.1(a) above or this Section 6.1(c)(ii).
     6.2 Employee Matters.
               (a) Buyer shall offer at-will employment to all employees currently employed by Seller listed on Schedule 6.2 attached hereto. Seller will use commercially reasonable efforts to assist Buyer in the hiring of such employees. Upon execution of this Agreement, Seller shall notify each employee listed on Schedule 6.2 in writing that, by reason of the sale of the Business, their employment with Seller is terminated as of the Closing Date and that Buyer is offering such employees employment. Any such employees actually employed by Buyer or its Affiliates immediately following the Closing are referred to in this Agreement as “Rehired Employees.” To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, severance, layoff and similar benefits, but not for purposes of pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Buyer’s employees, such plan, program or arrangement, shall, to the extent permitted by the terms and conditions thereof, credit such Rehired Employees for service earned on and prior to the Closing Date with Seller, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date. In addition to the foregoing, as of the Closing Date, the Buyer Parties shall provide each Rehired Employee, at the time of hiring, with initial compensation (but excluding benefits and any incentive or equity-based compensation) at least as favorable as the compensation (but excluding benefits and any incentive or equity-based compensation) provided to such employees by Seller as of the date of this Agreement. Seller shall issue to each terminated employee (including, without limitation, all Rehired Employees) a final paycheck on the Closing Date, containing their salary through the Closing, all accrued, unused vacation or other paid time off, and any other wages, overtime, severance pay, bonuses, other incentive compensation, commissions, expense reimbursement, or any compensation that was earned, accrued, or payable prior to or as a result of the Closing.

               (b) Notwithstanding anything to the contrary contained herein, Seller shall be solely responsible for all of the Employee Plans and all obligations and liabilities thereunder. Buyer shall not assume any of the Employee Plans or any obligation or liability thereunder. The Seller Parties and their respective Affiliates (other than any Buyer Party) shall hold the Buyer Parties, its Affiliates and their assigns harmless from and against any and all obligations to employees relating to their employment in connection with the operation of the Business prior to the Closing. The Seller Parties shall take all necessary and appropriate action, if any, to comply on or prior to the Closing Date with any state and federal laws regarding termination of the employees.
               (c) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Buyer, nor shall anything herein interfere with the right of Buyer to terminate the employment of any of the Rehired Employees at any time, with or without cause, or restrict Buyer in the exercise of its independent business judgment in modifying any of the terms and conditions of the employment of the Rehired Employees.
               (d) No provision of this Agreement shall create any third party beneficiary rights in any Rehired Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Rehired Employee by Buyer or under any benefit plan which Buyer may maintain.
     6.3 Piggyback Registrations.
               (a) Parent shall notify Seller at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of Parent (including, but not limited to, a registration statement relating to a secondary offering of securities of Parent, but excluding registration statements relating to any employee benefit plan or a corporate reorganization or a merger, acquisition or similar transaction) and will afford Seller an opportunity to include in such registration statement all or any part of the Shares (up to a maximum percentage of the offering equal to the percentage of total outstanding Parent Common Stock held by Seller at that time). If Seller desires to include in any such registration statement all or any part of the Shares, Seller shall, within twenty (20) days after receipt of the above-described notice from Parent, notify Parent in writing, and in such notice shall inform Parent of the number of Shares Seller wishes to include in such registration statement; provided that the proceeds of any Shares sold as part of such registration statement prior to the date of termination of the Pledge Agreement shall be paid into the Indemnity Escrow Account. If Seller decides not to include all of its Shares in any registration statement thereafter filed by Parent, Seller shall nevertheless continue to have the right to include any of the Shares in any subsequent registration statement or registration statements as may be filed by Parent with respect to offerings of its securities, all upon the terms and conditions set forth herein.
               (b) If a registration statement for which Parent gives notice under this Section 6.3 is for an underwritten offering, then Parent shall so advise Seller. In such event, the right of Seller to include the Shares in a registration pursuant to this Section 6.3 shall be conditioned upon Seller’s participation in such underwriting and the inclusion of Seller’s Shares in the underwriting to the extent provided herein. If Seller proposes to distribute its Shares through such underwriting, it shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including the Shares) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to Parent, and second, to Seller and to each other participating stockholder of Parent on a pro rata basis. If Seller disapproves of the terms of any such underwriting, Seller may elect to withdraw therefrom by written notice to Parent and the underwriter, delivered at least ten (10) Business Days prior to the effective date of the registration statement. Any Shares excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.
               (c) All selling expenses (other than underwriting discounts, selling commissions and stock transfer taxes and all legal fees and expenses of legal counsel of Seller and any other participating stockholder) incurred in connection with a registration pursuant to this Section 6.3 shall be borne by Parent. If Seller participates in a registration pursuant to this Section 6.3, Seller shall bear its proportionate share (based on the total number of shares sold in such registration other than for the account of Parent) of all underwriting discounts, selling commissions and stock transfer taxes incurred in connection with a registration pursuant to this Section 6.3. Seller shall furnish Parent, in writing, all information that Parent may request or as may be required by the SEC or applicable law concerning the plan and method of distribution by Seller.
     6.4 Board Appointments. Parent shall use reasonable efforts to cause each of Millin and Weiss to be nominated for election by the stockholders of Parent to the board of directors of Parent at each annual stockholders’ meeting during the term of their respective Employment Agreement.
     6.5 Consents. If the consent of any Person required for the assignment of any Assumed Contract, Lease, Permit or any claim or right or any benefit arising thereunder or resulting therefrom that is being assigned to Buyer hereunder is not obtained prior to the Closing, or if an attempted assignment thereof would be ineffective or would affect the rights thereunder so that Buyer would not receive all such rights, the Seller Parties will cooperate with the Buyer Parties, in all reasonable respects, to provide to Buyer the benefits under any such Assumed Contract, Lease, Permit or any claim or right, including without limitation enforcement for the benefit of Buyer of any and all rights of the Seller Parties against a third party thereto arising out of the Default or cancellation by such third party or otherwise.
     6.6 Reporting Company Status. For a period until the earlier of (a) the third anniversary of the Closing Date and (b) a Change in Control of Parent, Parent shall file with the SEC all reports required to be filed pursuant to the Exchange Act and refrain from terminating its status as an issuer required by the Exchange Act to file reports thereunder even if the Exchange Act or the rules and regulations thereunder would permit such termination. For the purposes of this Section 6.6, a “Change in Control” shall mean any transaction or series of transactions, circumstance or event, pursuant to which any Person after the Closing Date obtains the possession, directly or indirectly, of the de facto or de jure power to direct or cause the direction of management policies of Parent, whether through the ownership of voting securities, by contract or otherwise.
     6.7 Termination of Seller’s Defined Benefit Pension Plan
               (a) Seller is the sole employer maintaining, and the sole contributing sponsor of, the Woodridge Labs, Inc. Defined Benefit Pension Plan (the “Pension Plan”). Seller is the “plan administrator,” as defined in Section 414(g) of the Code, and the “administrator,” as defined in Section 3(16) of ERISA, of the Pension Plan. Weiss and Millin are the trustees (the “Pension Plan Trustees”) of the trust maintained in connection with the Pension Plan (the “Pension Plan Trust”). The Pension Plan and the Pension Plan Trust are intended to constitute a qualified defined benefit pension plan and a tax-exempt trust under the Code and are subject to Titles I and IV of ERISA.
               (b) Seller shall: (i) terminate the Pension Plan with a termination date of not later than December 31, 2007, (ii) amend the Pension Plan to cease all benefit accruals thereunder as of the termination date, and (iii) amend the Pension Plan as necessary to maintain the qualification and tax-exemption of the Pension Plan and the Pension Plan Trust and comply with the requirements of ERISA and other applicable law. Seller shall terminate the Pension Plan in a standard termination under Section 4041(b) of ERISA. Seller shall take all actions required in connection with the termination of the Pension Plan in accordance with requirements of Section 4041 of ERISA and the regulations thereunder and as soon as reasonably practicable after the termination date (and in any event not later than 270 days following the termination date). Promptly following the Closing, Seller shall provide for the distribution of the benefits of all of the employees of Seller participating in the Pension Plan, other than Weiss, Millin and their respective spouses. Such distributions shall be made in accordance with the Pension Plan, ERISA and the Code and Seller shall take such actions as are reasonably appropriate to ensure that such distributions are completed not later than the first anniversary of the Closing, to the extent permitted by the Pension Plan, ERISA and the Code.
               (c) Seller shall distribute on a timely basis all notices and disclosures required in connection with the termination of the Pension Plan and the cessation of benefit accruals under the Pension Plan. Seller shall submit on a timely basis all filings required to be made to the Internal Revenue Service (the “IRS”), the U.S. Department of Labor (the “DOL”) or the PBGC in connection with the Pension Plan and the termination thereof.
               (d) Seller shall file with the IRS a request for a favorable determination letter with respect to the qualification and tax-exemption of the Pension Plan and the Pension Plan Trust (including the continued qualification and tax-exemption of the Pension Plan and the Pension Plan Trust upon the termination thereof), and Seller shall adopt such amendments to the Pension Plan and the trust agreement with respect to the Pension Plan Trust and take such other actions as are necessary to obtain such favorable determination letter.
               (e) Seller shall, and shall cause the Plan Trustees to, administer the Pension Plan and the Pension Plan Trust, and the termination thereof, in accordance with the terms of the Pension Plan and the Pension Plan Trust and the requirements of the Code, ERISA and other applicable law.
               (f) Seller shall make all contributions required to be made to the Pension Plan on a timely basis and in accordance with the requirements of Section 412 of the Code and Section 302 of ERISA. Seller shall make such contributions to the Pension Plan as are necessary in connection with the standard termination of the Pension Plan in accordance with Section 4041 of ERISA. Seller shall pay on a timely basis all premiums required to be paid to the PBGC with respect to the Pension Plan.
               (g) Seller shall promptly provide Buyer with copies of all documents, notices, disclosures, filings or other information relating to the Pension Plan or the Pension Plan Trust, or the termination thereof, as are reasonably requested by Buyer. Seller shall promptly provide Buyer with copies of all notices, letters or written communications received from the IRS, the DOL or the PBGC relating to the Pension Plan or the Pension Plan Trust or the termination thereof.
               (h) Seller shall continue to serve as the “plan administrator,” as defined in Section 414(g) of the Code, and the “administrator,” as defined in Section 3(16) of ERISA, of the Pension Plan, and Weiss and Millin shall continue to serve as the Plan Trustees, until all benefits under the Pension Plan have been distributed in connection with the termination of the Pension Plan, all assets of the Pension Plan Trust have been distributed in accordance with the terms of the Pension Plan and the Pension Plan Trust, all filings relating to the Pension Plan required by the Code, ERISA and other applicable law have been made and Seller has received a favorable determination letter with respect to the Pension Plan and the Pension Plan Trust from the IRS. Seller and the Plan Trustees shall maintain all records, documents and other information relating to the Pension Plan and the Pension Plan Trust in accordance with the Code, ERISA and other applicable law.
               (i) Neither Parent nor Buyer shall maintain, or be a contributing sponsor of, the Pension Plan. Neither Parent nor Buyer, nor any of their affiliates, shall have or assume any liability or obligation under or relating to the Pension Plan or the Pension Plan Trust or the termination thereof. Neither Parent nor Buyer, nor any of their officers, directors, employees, agents, attorneys or affiliates shall be fiduciaries of the Pension Plan or the Pension Plan Trust or have any authority, responsibility or control over the Pension Plan or the Pension Plan Trust; provided, however, that Weiss and Millin shall remain fiduciaries of the Pension Plan solely in their capacities as Pension Plan Trustees.
               (j) The Selling Parties shall retain, pay, perform, discharge and satisfy any and all liabilities under or relating to the Pension Plan and the Pension Plan Trust (and the termination thereof).
     6.8 Termination of Seller’s 401(k) Profit-Sharing Plan
               (a) Seller is the sole employer maintaining, and the sole contributing sponsor of, the Woodridge Labs, Inc. Retirement Trust Plan (the “401(k) Plan”). Seller is the “plan administrator,” as defined in Section 414(g) of the Code, and the “administrator,” as defined in Section 3(16) of ERISA, of the 401(k) Plan. Weiss and Millin are the trustees (the “401(k) Plan Trustees”) of the trust maintained in connection with the 401(k) Plan (the “401(k) Plan Trust”). The 401(k) Plan and the 401(k) Plan Trust are intended to constitute a qualified profit-sharing plan and a tax-exempt trust under the Code and are subject to Title I of ERISA. The 401(k) Plan includes a cash or deferred arrangement that is intended to be qualified under Section 401(k) of the Code.
               (b) Not later than the Closing, Seller shall: (i) terminate the 401(k) Plan with a termination date before the Closing, (ii) amend the 401(k) Plan to cease all deferrals of compensation and contributions thereunder as of the termination date, and (iii) amend the 401(k) Plan as necessary to maintain the qualification and tax-exemption of the 401(k) Plan and the 401(k) Plan Trust and comply with the requirements of ERISA and other applicable law.
               (c) Seller shall distribute on a timely basis all notices and disclosures required in connection with the termination of the 401(k) Plan and the cessation of deferrals of compensation and contributions under the 401(k) Plan. Seller shall submit on a timely basis all filings required to be made to the IRS and the DOL in connection with the 401(k) Plan and the termination thereof.
               (d) Seller shall file with the IRS a request for a favorable determination letter with respect to the qualification and tax-exemption of the 401(k) Plan and the 401(k) Plan Trust (including the continued qualification and tax-exemption of the 401(k) Plan and the 401(k) Plan Trust upon the termination thereof), and Seller shall adopt such amendments to the 401(k) Plan and the trust agreement with respect to the 401(k) Plan Trust and take such other actions as are necessary to obtain such favorable determination letter.
               (e) Seller shall, and shall cause the Plan Trustees to, administer the 401(k) Plan and the 401(k) Plan Trust, and the termination thereof, in accordance with the terms of the 401(k) Plan and the 401(k) Plan Trust and the requirements of the Code, ERISA and other applicable law.
               (f) Seller shall make all contributions required to be made to the 401(k) Plan on a timely basis.
               (g) Seller shall promptly provide Buyer with copies of all documents, notices, disclosures, filings or other information relating to the 401(k) Plan or the 401(k) Plan Trust, or the termination thereof, as are reasonably requested by Buyer. Seller shall promptly provide Buyer with copies of all notices, letters or written communications received from the IRS or the DOL relating to the 401(k) Plan or the 401(k) Plan Trust or the termination thereof.
               (h) Seller shall continue to serve as the “plan administrator,” as defined in Section 414(g) of the Code, and the “administrator,” as defined in Section 3(16) of ERISA, of the 401(k) Plan, and Weiss and Millin shall continue to serve as the 401(k) Plan Trustees, until all benefits under the 401(k) Plan have been distributed in connection with the termination of the 401(k) Plan, all assets of the 401(k) Plan Trust have been distributed in accordance with the terms of the 401(k) Plan and the 401(k) Plan Trust, all filings relating to the 401(k) Plan required by the Code, ERISA and other applicable law have been made and Seller has received a favorable determination letter with respect to the 401(k) Plan and the 401(k) Plan Trust from the IRS. Seller and the 401(k) Plan Trustees shall maintain all records, documents and other information relating to the 401(k) Plan and the 401(k) Plan Trust in accordance with the Code, ERISA and other applicable law.
               (i) Neither Parent nor Buyer shall maintain, or be a contributing sponsor of, the 401(k) Plan. Neither Parent nor Buyer, nor any of their affiliates, shall have or assume any liability or obligation under or relating to the 401(k) Plan or the 401(k) Plan Trust or the termination thereof. Neither Parent nor Buyer, nor any of their officers, directors, employees, agents, attorneys or affiliates shall be fiduciaries of the 401(k) Plan or the 401(k) Plan Trust or have any authority, responsibility or control over the 401(k) Plan or the 401(k) Plan Trust; provided, however, that Weiss and Millin shall remain fiduciaries of the 401(k) Plan solely in their capacities as 401(k) Plan Trustees.
               (j) The Selling Parties shall retain, pay, perform, discharge and satisfy any and all liabilities under or relating to the 401(k) Plan and the 401(k) Plan Trust (and the termination thereof).
     6.9 Reimbursement of Attorney Costs. In the event that any Buyer Party incurs any legal (including, without limitation, attorney) costs, expenses and disbursements after the Closing Date with respect to counsel for Seller directly relating to any Action constituting a Dermafreeze Liability, Seller shall promptly, and in any event within thirty (30) days after the incurrence thereof, reimburse such Buyer Party in full for such costs, expenses and disbursements.
ARTICLE VII.
CONDITIONS TO SELLER’S OBLIGATIONS
          The obligations of the Seller Parties to consummate the transactions provided for hereby are subject, in the discretion of the Seller Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Seller Parties in writing:
     7.1 Representations, Warranties and Covenants. All representations and warranties of the Buyer Parties contained in this Agreement shall be true and correct (without regard to materiality qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and each of the Buyer Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by it prior to or on the Closing Date.
     7.2 Consents; Regulatory Compliance and Approval. All Consents shall have been obtained. All approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the Parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.

     7.3 No Actions or Court Orders. There shall be no pending or threatened Action by any Person against any Buyer Party or Seller Party or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated hereby or otherwise claiming that the consummation this Agreement is illegal or invalid. No federal, state, or local governmental authority or instrumentality shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.
     7.4 Assumption . Buyer shall have executed the Assignments and Assumptions of Contracts and Leases in substantially the form attached hereto as Exhibits C and D.
     7.5 Employment Agreements. The Buyer Parties shall have executed and delivered an Employment Agreement with each of Millin and Weiss in substantially the forms attached hereto as Exhibits H-1 and H-2, respectively.
     7.6 Escrow Agreement. The Buyer Parties shall have executed the Escrow Agreement in substantially the form attached hereto as Exhibit F.
     7.7 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Maron & Sandler and of Latham & Watkins LLP, counsel to Buyer and Parent, dated as of the Closing Date, addressing the matters set forth on Exhibits G-1 and G-2, respectively, attached hereto, subject to customary exceptions and qualifications.
     7.8 Board Appointments. Seller shall have received from Parent resolutions adopted by the board of directors of Parent effective as of, and subject to, the Closing (a) increasing the number of members of the board of directors of Parent from seven (7) to nine (9) and (b) approving the appointment of Millin and Weiss to fill the vacancies on the board of directors of Parent, certified by Parent’s corporate secretary.
     7.9 Corporate Documents. Seller shall have received from Buyer and Parent (a) resolutions adopted by the board of directors of Buyer and Parent approving this Agreement and the transactions contemplated hereby and (b) a copy of the certificate of incorporation and bylaws of Buyer and Parent, certified by Buyer’s and Parent’s corporate secretary, as applicable.
ARTICLE VIII.
CONDITIONS TO BUYER’S OBLIGATIONS
          The obligations of the Buyer Parties to consummate the transactions provided for hereby are subject, in the discretion of the Buyer Parties, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by the Buyer Parties in writing:
     8.1 Representations, Warranties and Covenants. All representations and warranties of the Seller Parties contained in this Agreement shall be true and correct (without regard to materiality qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and each of the Seller Parties shall have performed and satisfied in all material respects all agreements and covenants required hereby to be performed by each such Party prior to or on the Closing Date.
     8.2 Consents; Regulatory Compliance and Approval. All Consents shall have been obtained. All approvals required under any Regulations to carry out the transactions contemplated by this Agreement shall have been obtained and that the Parties shall have complied with all Regulations applicable to the transactions contemplated by this Agreement.
     8.3 No Actions or Court Orders. There shall be no pending or threatened Action by any Person against any Buyer Party or Seller Party or the Assets for the purpose of enjoining or preventing the consummation of the transactions contemplated hereby or otherwise claiming that the consummation this Agreement is illegal or invalid. No federal, state, or local governmental authority or instrumentality shall have issued any law or decision or taken any other action then in effect, which restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby; provided, however, that the Parties hereto shall use their commercially reasonable efforts to have any such restraint, injunction or prohibition removed or vacated. There shall not be any Regulation or Court Order that makes the purchase and sale of the Business or the Assets contemplated hereby illegal or otherwise prohibited.
     8.4 Opinion of Counsel. Seller shall have delivered to Buyer an opinion of Jones, Kaufman & Ackerman LLP, counsel to Seller, dated as of the Closing Date, addressing the matters set forth on Exhibit G-3 attached hereto, subject to customary exceptions and qualifications.
     8.5 Material Changes. Since the Balance Sheet Date, there shall not have been any Material Adverse Effect with respect to the Business or the Assets.
     8.6 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the board of directors and shareholders of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller’s corporate secretary.
     8.7 Due Diligence Review. Buyer and its Representatives shall have conducted a due diligence review of Seller’s Books and Records, Audited Financial Statements, and other records and accounts of the Business, and in the sole discretion of Buyer, Buyer shall be satisfied as to the results of such review and that there has been no breach of the representations and warranties or the pre-closing covenants of Seller made pursuant to this Agreement. Such review shall have no effect whatsoever on the Liability of Seller to Buyer under this Agreement or otherwise for breach of any representations, warranties, or covenants of Seller or hereunder.
     8.8 Conveyancing Documents; Release of Encumbrances. Seller shall have executed and delivered each of documents described in Section 3.2 hereof so as to effect the transfer and assignment to Buyer of all right, title and interest in and to the Assets and Seller shall have filed

(where necessary) and delivered to Buyer all documents necessary to release the Assets from all Encumbrances, which documents shall be in a form reasonably satisfactory to Buyer’s counsel.
     8.9 Permits. Buyer shall have obtained or been granted the right to use all Permits necessary to its operation of the Business.
     8.10 Assignment. Seller shall have executed and delivered the Assignments and Assumptions of Contracts and Leases with respect to each Contract and Lease, and the Assignments of Patents and Trademarks, in substantially the form attached hereto as Exhibits C, D and E.
     8.11 Employment Agreements. Millin and Weiss shall each have executed and delivered an Employment Agreement with the Buyer Parties in substantially the forms attached hereto as Exhibits H-1 and H-2, respectively.
     8.12 Rehired Employees. Buyer shall have entered into such other employment agreements, arrangements or understandings concerning the employment of the Rehired Employees as shall be satisfactory to Buyer in its sole discretion (but otherwise consistent with the provisions of Section 6.2 above), which employment agreements, arrangements or understandings shall be in full force and effect as of the Closing.
     8.13 Stock Pledge. Seller shall have executed and delivered the Pledge Agreement in substantially the form attached hereto as Exhibit I.
     8.14 Sales Rep Agreements. The Persons listed on Schedule 8.14 shall have executed and delivered a sales representative agreement or manufacturer’s representative agreement with Buyer in a form reasonably satisfactory to Buyer.
     8.15 Consents of Weil & Company. Buyer shall have received the consents of Weil & Company in substantially the form attached hereto as Exhibit J.
     8.16 Fairness Opinion. The Buyer Parties shall have received a written opinion of Cogent Valuation, financial advisor to the Buyer Parties, dated the date hereof, to the effect that, as of the date hereof, the Purchase Price is fair to the Buyer Parties from a financial point of view.
     8.17 Nonforeign Affidavit. Seller shall furnish Buyer an affidavit, stating, under penalty of perjury, the transferor’s United States taxpayer identification number and that the transferor is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

ARTICLE IX.
ACTIONS BY SELLER AND BUYER
AFTER THE CLOSING
     9.1 Collection of Accounts Receivable and Letters of Credit. On the Closing Date, the Buyer Parties will acquire hereunder, and thereafter the Buyer Parties or their designee shall have the right and authority to collect for Buyer’s or its designee’s account, all receivables, letters of credit and other items which constitute a part of the Assets, and Seller shall within forty-eight (48) hours after receipt of any payment in respect of any of the foregoing, properly endorse, remit and deliver to Buyer any letters of credit, documents, EDI payments, cash or checks received on account of or otherwise relating to any such receivables, letters of credit or other items. Seller shall promptly transfer or deliver to Buyer or its designee any cash or other property that Seller may receive in respect of any deposit, prepaid expense, claim, contract, license, lease, commitment, sales order, purchase order, letter of credit or receivable of any character, or any other item, constituting a part of the Assets.
     9.2 Books and Records; Tax Matters.
               (a) Books and Records. Each Party agrees that it will cooperate with and make available to the other Parties, during normal business hours, all Books and Records, Excluded Records, information and employees (without substantial disruption of employment) retained and remaining in existence after the Closing which are necessary or useful in connection with any Tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, information or employees for any reasonable business purpose. The Party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorneys’ fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees. All information received pursuant to this Section 9.2(a) shall be subject to the terms of Section 10.10.
               (b) Cooperation and Records Retention. The Seller Parties and the Buyer Parties shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be relevant to such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any tax return of the other for any period. Without limiting the generality of the foregoing, the Seller Parties and the Buyer Parties shall each retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all tax returns, supporting work schedules, and other records or information that may be relevant to such returns for all tax periods or portions thereof ending on or before the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other Parties with a reasonable opportunity to review and copy the same.

               (c) Payment of Liabilities. Following the Closing Date, Seller shall pay all of the Excluded Liabilities and the Buyer shall pay all of the Assumed Liabilities; provided, however, this covenant shall not apply to that portion (or all) of any Liabilities that a Party is contesting in good faith.
     9.3 Survival of Representations. All of the representations and warranties made by each Party in this Agreement or in any attachment, Exhibit, the Disclosure Schedule, certificate, document or list delivered by any such Party pursuant hereto shall survive the Closing until the date eighteen (18) months following the Closing Date (the “Expiration Date”), provided, however, that (i) the representations and warranties set forth in Sections 4.17 and 4.5 (first sentence only and only insofar as it relates to a third party claim constituting an Encumbrance) shall survive the Closing until the date forty-two (42) months following the Closing Date, (ii) the representations and warranties set forth in Sections 4.7(c), 4.18, 4.20, 4.27, 4.29, 4.31, 4.33, 5.6 and 5.17 shall survive until the expiration of their applicable statutes of limitations (with extensions) and (iii) the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.5 (first sentence only, and except as provided in clause (i) above), 4.9, 5.1, 5.2, 5.3, 5.4, 5.5 and 5.8 shall survive indefinitely. Each Party hereto shall be entitled to rely upon the representations and warranties of the other Parties set forth in this Agreement, and no investigation made by any of the Parties hereto shall in any way limit the representations and warranties of the Parties. The termination of the representations and warranties provided herein shall not affect the rights of a Party in respect of any Claim, provided that all Claims shall be made in a writing received by the other Parties prior to the expiration of the applicable survival period provided herein.
     9.4 Indemnifications.
               (a) By Seller Parties. The Seller Parties, jointly and severally, shall indemnify, save and hold harmless the Buyer Parties, and their respective Affiliates and Representatives (each a “Buyer Indemnified Party”), from and against any and all costs, losses, Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), losses resulting from any shutdown or curtailment of operations, damages to the environment, costs and expenses incurred in connection with the exercise of the Buyer Parties’ rights under the Pledge Agreement, attorneys’ fees and all amounts paid in investigation, defense or settlement of any of the foregoing, but excluding in all events lost profits, lost opportunities, diminution in value, consequential, punitive, treble or other special damages regardless of the legal theory (herein, “Damages”), incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by any of the Seller Parties in or pursuant to this Agreement or the Pledge Agreement; (ii) any breach of any covenant or agreement made by any of the Seller Parties in or pursuant to this Agreement or the Pledge Agreement; (iii) any Excluded Liability (including, without limitation, any Damages relating to a Dermafreeze Liability); or (iv) any Liability imposed upon Buyer by reason of a Buyer Party’s status as transferee of the Business or Assets (including, without limitation, any Damages relating to a Dermafreeze Liability).
          The term “Damages” as used in this Section 9.4 is not limited to matters asserted by third parties against a Seller Indemnified Party or a Buyer Indemnified Party, but includes

Damages incurred or sustained by a Seller Indemnified Party or a Buyer Indemnified Party in the absence of third party claims. Payments by a Buyer Indemnified Party of amounts for which such Buyer Indemnified Party is indemnified hereunder, and payments by a Seller Indemnified Party of amounts for which such Seller Indemnified Party is indemnified, shall not be a condition precedent to recovery. The Seller Parties’ obligation to indemnify the Buyer Indemnified Parties, and the Buyer Parties’ obligation to indemnify the Seller Indemnified Parties, shall not limit any other rights, including without limitation rights of contribution which any Party may have under statute or common law.
               (b) By Buyer Parties. The Buyer Parties, jointly and severally, shall indemnify and save and hold harmless the Seller Parties, and their respective Affiliates (other than a Buyer Party) and Representatives (each a “Seller Indemnified Party”), from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any breach or inaccuracy of any representation or warranty made by any of the Buyer Parties in or pursuant to this Agreement or the Pledge Agreement; (ii) any breach of any covenant or agreement made by any of the Buyer Parties in or pursuant to this Agreement or the Pledge Agreement; (iii) from and after the Closing, any Assumed Liability; or (iv) in the event of a registration of any of the Shares under the Securities Act pursuant to this Agreement, any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which such Shares were registered under the Securities Act pursuant to this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Buyer Parties will not be liable in any such case under this sub-part (iv) if and to the extent that (A) such untrue statement or alleged untrue statement or omission or alleged omission was based upon information furnished by or on behalf of the Seller Parties in writing specifically for use in any such document or (B) such untrue statement or alleged untrue statement or omission or alleged omission was made in any preliminary prospectus and the final prospectus corrected such untrue statement or alleged untrue statement or omission or alleged omission or (C) such untrue statement or alleged untrue statement or omission or alleged omission was corrected in an amendment or supplement to the prospectus that was furnished to Seller prior to the sale of Shares to the Person who is asserting the claim.
               (c) Cooperation. The indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The Parties shall cooperate with each other in any notifications to insurers.
               (d) Defense of Claims. If a claim for Damages (a “Claim”) is to be made by a Person entitled to indemnification hereunder against the indemnifying party, the Person claiming such indemnification shall give written notice (a “Claim Notice”) to the indemnifying party promptly after the Person entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.4. If any lawsuit or enforcement action is filed against any Person entitled to the benefit of indemnity hereunder, written notice thereof shall be given promptly to the indemnifying party (and in any event within fifteen (15) calendar days after the service of the citation or summons). The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the indemnifying party demonstrates actual prejudice or damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action where such lawsuit or action involves only money damages and does not seek injunctive or other equitable relief, (ii) to employ and engage attorneys of its own choice to handle and defend the same, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. Notwithstanding the foregoing, the indemnified party shall have the right to employ separate counsel at the indemnifying party’s expense and to control its own defense of such lawsuit or action to the extent that there are reasonable legal defenses available to such indemnified party or to other indemnified parties that are of a material benefit to such indemnified party and are different from or additional to those available to the indemnifying party; provided, however, that the indemnifying party shall not be required to pay for more than one such additional counsel for all indemnified parties in connection with any Claim. If the indemnifying party fails to assume the defense of such claim within thirty (30) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted will (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party’s cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; provided, however, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party will keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.4 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages by reason of such settlement or judgment. If the indemnified party refuses its consent under clause (iii) above of this Section 9.4(d) to a bona fide offer of settlement which the indemnifying party wishes to accept, where the terms and conditions of such settlement (x) include a release in form and substance reasonably satisfactory to the indemnified party from all liability in respect of such Claim and (y) do not, in the reasonable judgment of the indemnified party, impose any burden, restraint, cost, liability, duty or other obligation on or otherwise adversely affect or have the potential to adversely affect the indemnified party, the indemnified party may continue to pursue such matter, free of any participation by the indemnifying party, at the sole expense of the indemnified party. In such event, the obligation of the indemnifying party to the indemnified party shall be equal to the lesser of (A) the amount of the offer of settlement which the indemnified party refused to accept plus the costs and expenses of the indemnified party prior to the date the indemnifying party notified the indemnified party of the offer of settlement, and (B) the actual out-of-pocket amount the indemnified party is obligated to pay as a result of the indemnified party’s continuing to pursue such matter. The indemnifying party shall be entitled to recover from the indemnified party any additional expenses incurred by the indemnifying party as a result of the decision of the indemnified party to pursue such matter.
               (e) Buyer Parties’ Right of Offset. Anything in this Agreement to the contrary notwithstanding, but subject to Section 9.6, in the event that any Seller Party is obligated to indemnify any Buyer Indemnified Party pursuant to any provision of this Section 9.4, the Buyer Parties may, in addition to any other right or remedy, receive, withhold, purchase or repurchase, sell or foreclose on, as applicable, the following, and set off such amounts or property so received or withheld by the Buyer Parties against such indemnification obligation, in the following order of priority:
          FIRST, the entire amount (including the Earn-Out Amount, to the extent then accrued and paid to the Escrow Agent, but not including any interest or other earnings on funds held in the Indemnity Escrow Account) in the Indemnity Escrow Account; and
          SECOND, the Shares, pursuant to the Pledge Agreement, and/or any other amounts otherwise due Seller from a Buyer Party, provided that the Buyer Indemnified Parties shall have the right, but not the obligation, to require Seller to indemnify any Buyer Indemnified Party, in whole or in part, in cash prior to exercising any rights with respect to any or all of the Shares.
               (f) Limitations.
                    (i) Neither the Buyer Parties nor the Seller Parties shall be liable to the other under this Section 9.4 for any Damages until either any individual amount otherwise due the indemnified party exceeds $17,500 (Seventeen Thousand Five Hundred Dollars) or the aggregate amount otherwise due to the indemnified party exceeds an accumulated total of $150,000 (One Hundred Fifty Thousand Dollars), in which case the indemnifying party shall, subject to Section 9.4(f)(ii), be liable for all Damages in excess of $75,000 (Seventy-Five Thousand Dollars); provided, however, that these limitations shall not apply with respect to Damages arising out of a breach of representation or warranty contained in Sections 4.1, 4.2, 4.3, 4.5 (first sentence), 4.9, 4.18, 4.20, 4.27, 4.29, 4.31, 4.33 and 5.6, for which the indemnifying party shall, subject to Section 9.4(f)(ii), be liable for all Damages, and shall apply only to the extent the indemnified party is entitled to indemnification exclusively under Section 9.4(a)(i) or Section 9.4(b)(i).
                    (ii) Subject to Section 9.4(f)(iii) but notwithstanding anything else to the contrary set forth in this Agreement (A) the Seller Parties shall not be liable hereunder to the Buyer Indemnified Parties for Damages to the extent that the amount of Damages paid to the Buyer Indemnified Parties shall exceed $20,000,000 (Twenty Million Dollars) (the “Seller Indemnity Cap”); provided that the amount of the Seller Indemnity Cap shall be reduced on the first anniversary of the Closing Date to $12,500,000 (Twelve Million Five Hundred Thousand Dollars) plus the aggregate amount claimed under any and all Claim Notices, if any, delivered by the Buyer Indemnified Parties prior to the first anniversary of the Closing Date, provided that the Seller Indemnity Cap shall not exceed $20,000,000 (Twenty Million Dollars); and provided further, that the foregoing limitation shall not apply to Damages in connection with any indemnification relating to any representations and warranties of Seller Parties in this Agreements pertaining to title to assets, authority to consummate the transactions contemplated hereby, Tax matters, ERISA matters or environmental matters or to any Excluded Liability; provided further, however, that in no event shall the Seller Parties be liable hereunder to the Buyer Indemnified Parties for Damages in an aggregate amount in excess of the Purchase Price; and (B) the Buyer Parties shall not be liable hereunder to the Seller Indemnified Parties for Damages to the extent that the amount of Damages paid to the Seller Indemnified Parties shall exceed a cash amount of $6,000,000 (Six Million Dollars) (the “Buyer Indemnity Cap”); provided that the amount of the Buyer Indemnity Cap shall be reduced on the first anniversary of the Closing Date to $4,000,000 (Four Million Dollars) plus the aggregate amount claimed under any and all Claim Notices, if any, delivered by the Seller Indemnified Parties prior to the first anniversary of the Closing Date, provided that the Buyer Indemnity Cap shall not exceed $6,000,000 (Six Million Dollars).
                    (iii) Notwithstanding anything to the contrary in this Agreement, nothing set forth in this Agreement shall limit the rights, remedies or claims of any party (or the liability of any party) for fraud or willful breach of any covenants, agreements or undertakings under Section 6.1.
               (g) Miscellaneous Indemnity Provisions.
                    (i) The indemnifying parties’ indemnities herein are intended solely for the benefit of the indemnified parties, and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.
                    (ii) Any payment by the Seller Parties of any Damages of the Buyer Indemnified Parties shall be deemed to be a reduction in the Purchase Price.
                    (iii) In determining the amount of any Damages payable by an indemnifying party pursuant to this Article IX, such amount shall be reduced by the amount of any refund received by the indemnified parties of Taxes paid by them, to the extent such refund relates solely to the Damages or to the payments made pursuant to such Damages. In the event an indemnifying party has paid for any Damages which is later subject to reduction due to the receipt of a Tax refund relating solely to the Damages, the indemnified parties shall promptly pay the amount of such Tax refund to indemnifying party at the time actually received by the relevant indemnifying party.
                    (iv) With respect to any indemnification obligation of the Seller Parties pursuant to any Damages related to the failure to collect accounts receivable of Seller which constituted a breach of Section 4.22 above, Buyer shall deliver and assign, on the date any such Damages are satisfied by a related payment of Damages to a member of the Buyer Indemnified Parties, without any further payment or consideration, such uncollected accounts receivable of Seller to which the Damages relates.
                    (v) For purposes of determining the amount of any Damages under Section 9.4(a) above, such amount shall be reduced by the amount of any insurance proceeds actually received by the indemnified party in respect of the Damages (net of any deductible amounts or associated incremental premiums that the indemnified party reasonably expects to incur as a result of the claim). In the event the indemnifying party has paid for any

Damages which later the indemnified party receives any insurance proceeds with respect thereto, the indemnified party shall promptly pay the amount of such insurance proceeds to the indemnifying party at the time actually received by the indemnified party (net of any deductible amounts or associated incremental premiums that the indemnified party reasonably expects to incur as a result of the claim) up to the amount of the Damages for which the indemnifying party has paid.
                    (vi) Prior to any indemnification by the Seller Parties for any Damages related to the provisions of Section 4.22 above or otherwise in respect of the accounts receivable of Seller, Buyer shall (i) apply all collections for accounts receivable against the accounts receivable of a particular payor existing on the Closing Date on a first-billed, first-paid basis so that such collections are first applied against the earliest-date receivable of the applicable payor; provided, however, that if the payor designated a specific invoice or invoices to be paid or if Buyer otherwise reasonably determines that the payor intended a different application of the payment where the payment amount matches a specific outstanding invoice, then the payment shall be applied to the specific invoice or invoices so designated or intended; and (ii) use reasonable efforts to collect its accounts receivable, including the sending of demand letters and other similar practices (Seller, upon request, shall be entitled to a written description of all steps taken to collect an account receivable).
     9.5 Indemnification Holdback Amount as Initial Source of Payment. The Parties agree and acknowledge that the Indemnification Holdback Amount shall not be the Buyer Indemnified Parties’ exclusive method of receiving indemnification from the Seller Parties pursuant to this Article IX, but that no amount shall be payable by the Seller Parties to any Buyer Indemnified Party respecting indemnification from the Seller Parties until there are no further funds remaining in the Indemnity Escrow Account following disbursements therefrom in accordance with Section 9.6 below.
     9.6 Release and Payment of Indemnification Holdback Amount and the Shares. Escrow Agent shall hold and pay the Indemnification Holdback Amount and the Earn-Out Amount (to the extent paid into the Indemnity Escrow Account) pursuant to the Escrow Agreement, Article IX and this Section 9.6. The Indemnification Holdback Amount and the Earn-Out Amount shall be used to satisfy indemnification claims by a Buyer Indemnified Party pursuant to any Claim Notice delivered by a Buyer Indemnified Party on or prior to the Expiration Date that are finally determined by (i) mutual written agreement of Parent and Seller or (ii) a final order of a court of competent jurisdiction or an Arbiter, and shall be disbursed in accordance with the procedures set forth in the Escrow Agreement, prior to recourse against the Seller Parties directly or to the Shares pursuant to the Pledge Agreement.
               (a) If no Buyer Indemnified Party has delivered a Claim Notice to any Seller Party on or before the Expiration Date or no Claim Notice has been delivered by a Buyer Indemnified Party that is pending or unresolved, (i) all of the funds contained in the Indemnity Escrow Account shall be paid promptly to Seller, (ii) the security interest granted under the Pledge Agreement shall terminate and (iii) Parent shall deliver the stock certificate(s) for the Shares (less any Shares with respect to which the Buyer Parties have exercised their rights under the Pledge Agreement) to Seller.

               (b) From time to time prior to the Expiration Date, within one (1) Business Day of the final resolution of any particular indemnity claim by a Buyer Indemnified Party, either by (i) mutual written agreement of Parent and Seller or (ii) a final order of a court of competent jurisdiction or an Arbiter, Parent and Seller shall give joint written instructions to the Escrow Agent to pay to Buyer or Parent, as applicable, an amount equal to the Damages in respect of such claim to which such Buyer Indemnified Parties shall have been determined to be entitled. If the amount of Damages exceeds the funds contained in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse against the Seller Parties or to the Shares pursuant to the Pledge Agreement to recover the balance of such Damages. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.
               (c) If, as of the Expiration Date, a Buyer Indemnified Party has delivered a Claim Notice that is pending or unresolved, Parent and Seller shall give joint written instructions to the Escrow Agent to (i) retain an amount equal to the lesser of (A) the balance, if any, of the funds in the Indemnity Escrow Account and (B) the amounts asserted in writing by Parent to be claimed to be owing to the Buyer Indemnified Parties under this Article IX and (ii) pay to Seller the funds in the Indemnity Escrow Account, if any, in excess of the amounts so asserted in writing. If the amounts asserted in writing by Parent to be claimed to be owing to the Buyer Indemnified Parties under this Article IX exceed the balance, if any, of the funds in the Indemnity Escrow Account (such shortfall, the “Indemnity Shortfall”), the Buyer Parties shall be entitled to continue to hold Shares with a current fair market value (as determined by the board of directors of Parent) equal to the Indemnity Shortfall (rounded up to the nearest whole share) pursuant to the Pledge Agreement, and shall deliver to Seller one or more stock certificate(s) representing the remainder of the Shares (the “Released Shares”), and the security interest granted under the Pledge Agreement shall terminate with respect to the Released Shares.
               (d) Within one (1) Business Day after the final resolution of a particular indemnity Claim brought prior to and pending or unresolved as of the Expiration Date by (x) mutual written agreement of Parent and Seller or (y) a final order of a court of competent jurisdiction or an Arbiter, Parent and Seller shall give joint written instructions to the Escrow Agent to (i) pay to Parent or Buyer, as applicable, an amount equal to the Damages in respect of a Claim to which the Buyer Indemnified Parties shall have been determined to be entitled and (ii) pay to Seller the amount, if any, by which the remaining balance in the Indemnity Escrow Account exceeds the amounts asserted in writing by Parent to be claimed to be owing to the Buyer Indemnified Parties under this Article IX in respect of all Claims that remain unresolved. If the amount of the Damages in respect of a Claim to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse against the Seller Parties or to the Shares pursuant to the Pledge Agreement to recover the balance of such Damages. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties.
               (e) Upon the date of final resolution of all Claims brought and pending or unresolved as of the Expiration Date by (A) mutual written agreement of Parent and Seller or (B) a final order of a court of competent jurisdiction or an Arbiter (such date, the “Indemnification Escrow Release Date”), Parent and Seller shall give joint written instruction to the Escrow Agent to (i) pay to Parent or Buyer, as applicable, to the Damages in respect of such claims to which the Buyer Indemnified Parties shall have been determined to be entitled and (ii) pay to Seller the remaining balance, if any, of the funds in the Indemnity Escrow Account. If the amount of the Damages in respect of a Claim to which the Buyer Indemnified Parties shall have been determined to be entitled exceeds the balance, if any, of the funds in the Indemnity Escrow Account, the Buyer Parties shall be entitled to have recourse against the Seller Parties or to the Shares pursuant to the Pledge Agreement to recover the balance of such Damages. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties. Upon payment and satisfaction in full of the Damages in respect of all Claims pursuant to all Claim Notices delivered by any Buyer Indemnified Party on or prior to the Expiration Date to which the Buyer Indemnified Parties shall have been determined to be entitled pursuant to this Section 9.6(e), Parent shall deliver to Seller one or more stock certificate(s) representing the remainder of the Shares, if any, held by Parent and the Pledge Agreement shall terminate.
     9.7 Bulk Sales. It may not be practicable to comply or attempt to comply with the procedures of the “Bulk Sales Act” or similar law of any or all of the states in which the Assets are situated or of any other state which may be asserted to be applicable to the transactions contemplated hereby. Accordingly, to induce Buyer to waive any requirements for compliance with any or all of such laws, Seller hereby agrees that the indemnity provisions of Section 9.4 hereof shall apply to any Damages of Buyer or any institution providing financing to Buyer arising out of or resulting from the failure of Seller or Buyer to comply with any such laws.
     9.8 Taxes. Subject to Section 2.7, Seller shall pay, or cause to be paid, when due all Taxes for which Seller is or may be liable or that are or may become payable with respect to all taxable periods ending on or prior to the Closing Date.
     9.9 Insurance. Seller shall continue to maintain, at its sole cost and expense, employment practices liability insurance providing substantially the same coverage as in effect on the date hereof and Seller shall cause the Buyer Parties to be named as additional insureds on such policy for a one (1) period commencing on the current expiration date of such policy. Seller shall deliver to the Buyer Parties certificates of insurance or binders reasonably satisfactory to the Buyer Parties, issued by one or more insurance carriers reasonably satisfactory to the Buyer Parties, evidencing fully paid and non-cancelable employment practices liability coverage with respect to claims arising out of events or occurrences on or prior to the Closing Date (whether or not reported) in amounts not less than the amounts maintained by Seller on the date of this Agreement.
     9.10 No Solicitation of Rehired Employees. None of the Seller Parties nor any of their respective Affiliates shall, other than in their capacity as an officer or employee of a Buyer Party, for a period of two (2) years from and after the Closing Date or, with respect to Millin and Weiss, until the second anniversary of the date of termination of their employment with the Buyer Parties if later in time, directly or indirectly (i) hire or offer employment to or seek to hire any Rehired Employee or any other employee of any Buyer Party or any successor or Affiliate thereof which is engaged in the Business, unless such Buyer Party first terminates the employment of such employee or gives its written consent to such employment or offer of employment or (ii) solicit or encourage any such Rehired Employee to leave the employ of his or her employer. Notwithstanding the foregoing, the Seller Parties and their respective Affiliates shall not be prohibited from hiring any person that is hired in response to any general solicitation seeking employees made on a local, regional or national basis, provided the Seller Parties and their respective Affiliates are otherwise in compliance with this Section 9.10.
     9.11 Seller’s Change of Name. Within five (5) days after the Closing Date, the Seller Parties shall file an amendment to Seller’s Articles of Incorporation and shall amend all other future corporate documents to eliminate therefrom the word “Woodridge Labs” or any other name or mark that has such a near resemblance thereto as may be likely to cause confusion or mistake to the public, or to otherwise deceive the public, and from and after the Closing Date, Seller and all of its Affiliates shall cease all use of that name.
ARTICLE X.
MISCELLANEOUS
     10.1 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties; except that any Buyer Party may, without such consent, assign all such rights to any lender as collateral security and assign all such rights and obligations to a wholly owned Subsidiary (or a partnership controlled by a Buyer Party) or Subsidiaries of a Buyer Party or a party controlling a Buyer Party or to a successor in interest to such Buyer Party which shall assume all obligations and Liabilities of such Buyer Party under this Agreement (provided, however, regardless of any such assignment, Parent shall retain the obligation to issue the Shares). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns and, except as specifically provided in Section 9.4 (solely with respect to parties indemnified), no other Person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.
     10.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:
If to a Seller Party, addressed to:
c/o Weiss Accountancy Corporation
16217 Kittridge Street
Van Nuys, CA 91406
Fax (818) 786-4271
Attention: Scott J. Weiss, C.P.A.

With a copy to:
Jones, Kaufman & Ackerman LLP
10960 Wilshire Boulevard, Suite 1225
Los Angeles, CA 90024
Fax (310) 477-8768
Attention: Donald H. Jones, Esq.
If to a Buyer Party, addressed to:
Nextera Enterprises, Inc.
One Exeter Plaza
699 Boylston Street
Boston, MA 02116
Fax: (617) 262-7105
Attention: Mr. Michael Muldowney
With a copy to:
Maron & Sandler
1250 Fourth Street, Suite 550
Santa Monica, CA 90401
Fax: (310) 570-4901
Attention: Richard V. Sandler, Esq.
          or to such other place and with such other copies as either Party may designate as to itself by written notice to the others.
     10.3 Choice of Law. This Agreement shall be construed, interpreted and the rights of the Parties determined in accordance with the laws of the State of California (without reference to applicable principles of choice of law).
     10.4 Entire Agreement; Amendments and Waivers. This Agreement and the Employment Agreements, together with all exhibits and schedules hereto (including the Disclosure Schedule) constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.
     10.5 Multiple Counterparts; Facsimile or Electronic Signatures . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed by the exchange of facsimile or electronically transmitted signatures to identical counterparts with the same effect as if executed on the same instrument; provided, however, originally signed counterparts shall be exchanged and delivered among the parties within five (5) Business Days after the date of execution by the Parties by facsimile or electronic transmission.
     10.6 Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.
     10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.
     10.8 Titles; Gender. The titles, captions or headings of the Articles and Sections herein, and the use of a particular gender, are for convenience of reference only and are not intended to be a part of or to affect or restrict the meaning or interpretation of this Agreement.
     10.9 Public Statements and Press Releases. The Parties hereto covenant and agree that, except as provided for hereinbelow, each will not from and after the date hereof make, issue or release any public announcement, press release, statement or acknowledgment of the existence of, or reveal publicly the terms, conditions and status of, the transactions provided for herein, without the prior written consent of the other Parties as to the content and time of release of and the media in which such statement or announcement is to be made; provided, however, that in the case of announcements, statements, acknowledgments or revelations which a Party is required, by applicable law or the rules or regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agents’ or Affiliates’ enforcement of any rights it may have at law or equity, to make, issue or release, the making, issuing or releasing of any such announcement, statement, acknowledgment or revelation by the Party so required to so do so shall not constitute a breach of this Agreement if such Party shall have given, to the extent reasonably possible, not less than two (2) calendar days prior notice to the other Parties, and shall have attempted, to the extent reasonably possible, to clear such announcement, statement, acknowledgment or revelation with the other Parties. Each Party hereto agrees that it will not unreasonably withhold or delay any such consent or clearance.
     10.10 Confidential Information
               (a) No Disclosure. The Parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors and Affiliates, or as required by applicable Regulations of the SEC or any relevant stock exchange or market or by order or decree of a court or regulatory body having jurisdiction over such Party or in connection with such Party’s or its agent’s or Affiliate’s enforcement of any rights it may have at law or equity, until such time as the Parties make a public announcement regarding the transaction as provided in Section 10.10.
               (b) Preservation of Confidentiality. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each of the Buyer Parties and the Seller Parties (a “receiving party”) acknowledges that it will have access to confidential information relating to the Seller Parties or the Buyer Parties, respectively (a “disclosing party”), including without limitation technical, manufacturing or marketing information, ideas, methods, developments, inventions, improvements, business plans, trade secrets, scientific or statistical data, diagrams, drawings, specifications or other proprietary information relating thereto, together with all analyses, compilations, studies or other documents, records or data prepared by the disclosing party or its Representatives which contain or otherwise reflect or are generated from such information (“Confidential Information”). The term “Confidential Information” does not include information received by a receiving party in connection with the transactions contemplated hereby which (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its Representatives, (ii) was within a receiving party’s possession prior to its being furnished to such receiving party by or on behalf of the disclosing party in connection with the transactions contemplated hereby, provided that the source of such information was not known by such receiving party to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information or (iii) becomes available to such receiving party on a non-confidential basis from a source other than a disclosing party or any of its respective Representatives, provided that such source is not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the disclosing party or any other Person with respect to such information.
               (c) Each receiving party shall treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to its Representatives, attorneys and Affiliates who need to know such Confidential Information in connection with the transactions contemplated hereby. Each receiving party shall use all reasonable efforts to cause its Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. Each receiving party shall be responsible for any breach of this Agreement by any of its Representatives. If, however, Confidential Information is disclosed, the receiving party shall immediately notify the disclosing party in writing and take all reasonable steps required to prevent further disclosure.
               (d) If a receiving party or any of its Representatives or Affiliates is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) or is required by operation of law to disclose any Confidential Information, such receiving party shall provide the disclosing party with prompt written notice of such request or requirement, which notice shall, if practicable, be at least 48 hours prior to making such disclosure, so that the disclosing party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of such a waiver, the receiving party or any of its Representatives is nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then the receiving party may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that the receiving party uses its reasonable efforts to preserve the confidentiality of the Confidential Information, whereupon such disclosure shall not constitute a breach of this Agreement.

     10.11 Remedies of Buyer Parties. The Seller Parties acknowledge and agree that the Assets are unique and not readily available, and that remedies at law, including monetary damages, will be inadequate in the event of a breach by any of the Seller Parties in the performance of its obligations under this Agreement. Accordingly, the Seller Parties acknowledge that, in addition to all other remedies to which the Buyer Parties are entitled under Article IX hereof, the Buyer Parties shall be entitled to enforce the terms of this Agreement by a decree of specific performance pursuant to which the breaching Party is ordered to affirmatively carry out its obligations under this Agreement. The foregoing shall not be deemed to be or construed as a waiver or election of remedies by the Buyer Parties, and the Buyer Parties expressly reserve any and all rights and remedies available to each of them under Article IX hereof, which rights and remedies shall be cumulative and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies. Except as provided in this Section 10.11, the indemnification provisions and procedures contained in Article IX shall constitute the sole and exclusive monetary recourse and remedy of the Parties hereto with respect to any Damages resulting from, arising out of or in connection with the failure of any of the representations and warranties contained in this Agreement to be true and correct or the breach of any covenants, agreements or undertaking contained in this Agreement, other than with respect to fraud or willful breach of any covenants, agreements or undertakings under Section 6.1.
     10.12 Attorneys’ Fees. If any Party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys’ fees, incurred in connection with such action, including any appeal of such action.
     10.13 Arbitration.
               (a) If any dispute or controversy shall arise among the parties hereto as to any matter arising out of or in connection with this Agreement, the parties shall attempt in good faith to resolve such controversy by mutual agreement. If such dispute or controversy cannot be so resolved, it shall be resolved solely in accordance with the provisions of this Section 10.13.
               (b) Any dispute, controversy or claim between or among the parties to this Agreement (the “Disputing Parties”) arising out of or related to this Agreement, or the breach thereof, shall be submitted before JAMS/Endispute (“JAMS”) in accordance with the then existing JAMS Arbitration Rules as modified by this Section 10.13. Such arbitration shall be administered by JAMS only if one (or more) of the Disputing Parties requests such administration. Arbitration shall be the exclusive remedy for determining any such dispute, regardless of its nature. Unless mutually agreed by the parties otherwise, any arbitration shall take place in Los Angeles County, California.
               (c) The arbitrator (the “Arbiter”) shall be selected by the Disputing Parties within fifteen (15) days after demand for arbitration is made by a Disputing Party. If the parties disagree on the arbitrator, the parties shall jointly request JAMS to furnish a list of five (5) available arbitrators. After receipt of such list and an opportunity to consider the names, each party may designate in writing to JAMS not more than two (2) names to be eliminated from the selection process. If more than one (1) name remains after such eliminations are made, the selection of the arbitrator shall be made by lot from the remaining names. The Arbiter shall be an attorney licensed in the State of California and shall possess substantive legal experience with respect to the principal issues on dispute.
               (d) This agreement to resolve any disputes by binding arbitration shall extend to claims against any parent, subsidiary or affiliate of each party, and when acting within such capacity, any officer, director, shareholder, employee or agent of each party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law. In the event of a dispute subject to this paragraph the Disputing Parties shall be entitled to reasonable discovery subject to the discretion of the Arbiter. The remedial authority of the Arbiter shall be the same as, but no greater than, would be the remedial power of a court having jurisdiction over the parties and their dispute.
               (e) Except as may otherwise be agreed to in writing by the Disputing Parties or as ordered by the Arbiter upon substantial justification, the hearings of the dispute shall be held and concluded within ninety (90) days of submission of the dispute to arbitration. The Arbiter shall render its final award within thirty (30) days following closing of the record. The Arbiter shall state the factual and legal basis for the award. The decision of the Arbiter shall be final and binding, and no appeal shall be permitted therefrom. Final judgment may be entered upon such an award in state or federal court having the arbitration jurisdiction thereof, but entry of such judgment shall not be required to make such award effective.
               (f) Any filing or administration fees shall be borne initially by the Disputing Party requesting administration by JAMS. If more than one Disputing Party requests such administration, the fees shall be borne initially by the party incurring such fees as provided by the rules of JAMS. The initial fees and costs of the Arbiter shall be borne equally between the Disputing Parties. The prevailing party in such arbitration, as determined by the Arbiter, and in any enforcement or other court proceedings, shall be entitled to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the Arbiter’s compensation), expenses, and attorneys’ fees.
               (g) Nothing in this Section 10.13 shall limit any right that any party may otherwise have to seek to obtain (i) preliminary injunctive relief in order to preserve the status quo pending the disposition of any such arbitration proceeding or (ii) temporary or permanent injunctive relief from any breach of any provision of this Agreement.
     10.14 Disclosure Schedule. The inclusion of any item in any section of the Disclosure Schedule shall not constitute an admission that a violation, right of termination, Default, Liability or other obligation of any kind exists with respect to such item, but rather is intended only to respond to certain representations and warranties in this Agreement and to set forth other information required by this Agreement. Also, the inclusion of any matter in the Disclosure Schedule does not constitute an admission as to its materiality as it relates to any provision of this Agreement. Information disclosed in or for one section of the Disclosure Schedule shall be deemed disclosed in all other sections to the extent applicable if it is clear from the disclosure in the section where such information appears that such information is relevant to such other section. Except as expressly set forth in the Disclosure Schedule, the definitions contained in this Agreement are incorporated into the Disclosure Schedule.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on their respective behalf, by themselves or their respective officers thereunto duly authorized, all as of the day and year first above written.

PARENT		BUYER
NEXTERA ENTERPRISES, INC.		W LAB ACQUISITION CORP.

By	/s/ Michael P. Muldowney	By	/s/ Michael P. Muldowney
Name:	Michael P. Muldowney	Name:	Michael P. Muldowney
Its:	President and CFO	Its:	CEO

SELLER

WOODRIDGE LABS, INC.

By	/s/ Joseph Millin

Name:	Joseph Millin
Its:	President

JOSEPH MILLIN	SCOTT J. WEISS

/s/ Joseph Millin	/s/ Scott J. Weiss
Joseph Millin	Scott J. Weiss

SHAREHOLDERS OF SELLER

/s/ Joseph J. Millin	/s/ Scott J. Weiss

Joseph Millin, Trustee of the Millin Family Living Trust	Scott J. Weiss, Trustee of the Scott and Debra Weiss Living Trust
Dated November 18, 2002

/s/ Valerie Millin	/s/ Debra Weiss

Valerie Millin, Trustee of the Millin Family Living Trust	Debra Weiss, Trustee of the Scott and Debra Weiss Living Trust
Dated November 18, 2002